Exhibit 10.6

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ANTHEM, INC.

AMENDED AND RESTATED

VENDOR AGREEMENT

This Amended and Restated Vendor Agreement (the “Agreement”) is made effective as of December 23, 2014 (the “Effective Date”) and amends and restates that certain Vendor Agreement, dated June 10, 2010, as amended, by and between AMERICAN WELL CORPORATION) (“Vendor”), a Delaware corporation, and ANTHEM, INC., an Indiana corporation (“Anthem”), on behalf of itself and its affiliates. Anthem includes all entities as set forth in Exhibit A that are or become Affiliates of Anthem during the Term of this Agreement during the time they are Affiliates. Anthem and Vendor are referred to herein individually as “Party” and collectively “the Parties.”

WITNESSETH:

WHEREAS, Anthem contracts with individuals, employers, governments, and other entities to insure, administer, arrange or deliver health services for Covered Individuals (defined herein); and

WHEREAS, Anthem offers certain products and services to Covered Individuals and health care providers that may utilize software, products and services supplied by Vendor; and

WHEREAS, Vendor desires to provide, and Anthem desires to engage Vendor to provide, such software, products and services pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises contained herein, the parties agree as follows:

SECTION 1 – DEFINITIONS

For purposes of this Agreement and any attachment, exhibit or schedule attached hereto, the following terms shall have the meanings set forth below:

Affiliate means any entity that controls, is controlled by or is under common control with Anthem, where control is defined as direct or indirect ownership of greater than fifty percent (50%) of equity or other voting interest therein. As of the Effective Date a list of Affiliates is set forth on Exhibit A. Anthem may amend the list of Affiliates upon five (5) days written notice to Vendor, provided that Vendor must consent to the addition of any entity that is a Vendor Competitor (as defined in Exhibit C) or a customer of Vendor’s.

Agreement means an executed copy of this Agreement, together with all attachments, exhibits, schedules, amendments, and modifications hereto.

Business Day means any day other than a Saturday, Sunday or Anthem holiday, as listed on Exhibit B.

Covered Individual means 1) for purposes of section 1 of Exhibit D, any individual who is eligible, as determined by Anthem, to receive Covered Services, and 2) for all other purposes related to this Agreement, an Authorized User.

Covered Services means medically necessary health services, as determined by Anthem and described in the applicable health benefit plan, for which a Covered Individual is eligible.

Delegation, Oversight and Operations Documents means the document(s) mutually agreed by Anthem and Vendor which describe(s) Anthem’s policies and procedures and sets forth NCQA, URAC, CMS, regulatory and / or other standards to be followed by Vendor for those activities that Anthem has delegated to Vendor under this Agreement. The Delegation, Oversight, and Operations Documents are incorporated herein by reference. Anthem may modify the Delegation, Oversight and Operations Documents upon thirty (30) days prior written notice to Vendor. In the event of such modifications by Anthem, Vendor’s obligation to modify its policies, procedures and standards in order to comply shall commence thirty (30) days after the parties’ mutual written agreement as to the required Vendor changes. In no instance shall the modifications require Vendor to incur material cost to implement such changes. If there is a material change as a result of modifications, the parties agree to renegotiate in good faith those modifications.

Online Health Services means health care services rendered by licensed health care professionals who hold contracts with Anthem for the provision of such services.

Vendor Services means those services or any part thereof, that are subject to the terms of this Agreement and provided or arranged by Vendor and which are eligible for payment or compensation hereunder. Vendor Services include implementation services, professional services, Support services, and any other services that Vendor provides to Anthem pursuant to this Agreement as well as Vendor’s duties and obligations set forth in this Agreement. Vendor Services are described on Exhibit C.

SECTION 2 – RELATIONSHIP OF THE PARTIES

2.1.

Relationship of the Parties. For purposes of this Agreement, Anthem and Vendor are and will act at all times as independent contractors. Nothing in this Agreement shall be construed, or be deemed to create, a relationship of employer or employee or principal and agent, or any relationship other than that of independent entities contracting with each other for the purposes of effectuating this Agreement. In no way shall Anthem be construed to be providers of health services or responsible for the provision of such health services.

2.2.

Blue Cross and Blue Shield Association (“BCBSA”). Vendor hereby expressly acknowledges its understanding that this Agreement constitutes a contract between Vendor and Anthem, that Anthem is an independent corporation operating under a license from the Blue Cross and Blue Shield Association, an association of independent Blue Cross and/or Blue Shield Plans, permitting Anthem to use the Blue Cross and/or Blue Shield Service Marks in the state (or portion of the state) where Anthem is located, and that Anthem is not contracting as the agent of the Association. Vendor further acknowledges and agrees that it has not entered into this Agreement based upon representations by any person other than Anthem, and that no person, entity or organization other than Anthem shall be held accountable or liable to Vendor for any of

Anthem’s obligations to Vendor created under this Agreement. Vendor has no license to use the Blue Cross and/or Blue Shield names, symbols, or derivative marks (the “Brands”) and nothing in the Agreement shall be deemed to grant a license to Vendor to use the Brands. Any references to the Brands made by Vendor in its own materials are subject to review and approval by Anthem. This Section 2.2 – Blue Cross and Blue Shield Association – shall not create any additional obligations whatsoever on the part of Anthem, other than those obligations created under other provisions of this Agreement.

2.3.

Service Area Limitation. Vendor acknowledges that Vendor Services provided hereunder to any Anthem that is a BCBSA licensee or licensed affiliate (“Blue Plan”), may be subject to BCBSA Brand Regulation 4.11, as determined by the respective Blue Plan, in which case such Blue Plan may elect to offer Vendor Services solely within such Blue Plan’s service area, as licensed by BCBSA, or such larger area, known as a contiguous area, as permitted under provider contracting rules of BCBSA. If this provision is applicable, a description of each such Blue Plan’s service area and contiguous area is set forth on Exhibit A. Unless otherwise agreed in writing by Anthem, in no event shall Vendor use the name “Anthem” in connection with the provision of Vendor Services that are subject to this provision.

2.4.

Non-exclusive Agreement. Subject to the terms and conditions set forth in Exhibit D relating to Competing Business Arrangements, the parties’ relationship is not exclusive. Either party may enter into similar arrangements with other entities provided that such arrangements do not prevent such party from fulfilling its obligations hereunder. Vendor and Anthem are not precluded from entering into agreements similar to this with other entities, persons or organizations.

SECTION 3 – LICENSING, REPRESENTATIONS AND NOTICE

3.1.

Compliance with Federal and State Laws. Vendor represents and warrants that the American Well System complies with all applicable state and federal laws and regulations applicable to software, including but not limited to applicable portions of the Health Insurance Portability and Accountability Act of 1996, the Americans With Disabilities Act of 1990, as amended, and the U.S. Food, Drug and Cosmetics Act. Throughout the Term, if necessary to achieve compliance with new or modified laws and regulations applicable to software, American Well shall provide Enhancements to include such technical functionalities as required for compliance within a reasonable and practical timeframe after the applicable legal or regulatory authority has enacted and publicly released the applicable final and binding legal or regulatory requirement. For clarity, Anthem is solely responsible for compliance with state and federal laws applicable to Anthem’s use of the American Well System.

3.2.	Representations of Vendor. Vendor represents and warrants that on the Effective Date and continuing throughout the term of this Agreement:

(a)	Vendor is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

(b)

Vendor has the power and authority to execute, deliver and perform this Agreement and the other documents and instruments contemplated hereby. The execution, delivery and performance of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by Vendor. This Agreement and each of the other agreements, documents and instruments to be executed and delivered by Vendor have been duly executed and delivered by, and constitute the legal, valid and binding obligation of, Vendor enforceable against it in accordance with their terms.

(c)

Vendor’s execution and delivery of this Agreement and the other documents and instruments contemplated hereby, the consummation of the transactions contemplated hereby or thereby, and the performance of this Agreement in compliance with the terms and conditions hereof and thereof will not (a) violate, conflict with or result in any breach of any trust agreement, certificate of limited partnership, agreement of limited partnership, certificate of incorporation, by-laws, judgment, decree, order, statute or regulation applicable to it or (b) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority with jurisdiction over Vendor.

(d)

Neither it nor any of its employees, contractors, subcontractors or agents are ineligible persons identified on the General Services Administrations’ List of Parties Excluded from Federal Programs (available through the internet at http://www.epls.gov/ or its successor) and the HHS/OIG List of Excluded Individuals/Entities (available through the internet at http://www.oig.hhs.gov/fraud/exclusions.asp or its successor), or as otherwise designated by the Federal government. If Vendor or any employees, subcontractors or agents thereof becomes an ineligible person after entering into this Agreement or otherwise fails to disclose its ineligible person status, Vendor shall have an obligation to (1) immediately notify Anthem of such ineligible person status and (2) within ten (10) days of such notice, remove such individual from responsibility for, or involvement with, the Vendor’s business operations related to this Agreement.

3.3.	Notice of Events. Vendor shall notify Anthem in writing, with respect to any of the following events:

(a)

Within five (5) Business Days of any suit or proceeding brought against it involving Vendor Services hereunder or negligence in providing Vendor Services and separate notification within five (5) days after learning of the final disposition thereof;

(b)

Immediately of any action, sanctions against, suspension of and changes in Vendor’s licenses, accreditations, permits, approvals, or certifications from accreditors, regulatory bodies and government agencies or upon learning of any situation which might materially and adversely effect Vendor’s ability to carry out its duties and obligations under this Agreement;

(c)	Any changes in Vendor’s board of directors, officers, corporate standing or business address within thirty (30) days of such change;

(d)	Within five (5) Business Days of learning of the termination, reduction or cancellation of the insurance coverages required under this Agreement; or

(e)	Immediately upon learning of the initiation of any criminal action, investigation or proceeding against Vendor.

SECTION 4 – VENDOR SERVICES

4.1.

Services. Vendor shall provide Vendor Services in accordance with this Agreement and as described in Exhibit C. Vendor shall not render Vendor Services from any country from which Vendor does not render Vendor Services as of the Effective Date without Anthem’s prior written consent. Vendor shall conduct Vendor Services in compliance with the standards set forth in this Agreement, subject to Anthem’s oversight. and otherwise in accordance with applicable laws as set forth in Section 3.1 above. If, and to the extent applicable as set forth in the respective Exhibits. Except as may be necessary on an emergency basis, as determined by Anthem and except for updates and upgrades provided to Anthem as part of Vendor’s maintenance and support, professional and hosting services as set forth in Exhibit C, no changes, modifications or enhancements in Vendor Services shall be made without Anthem’s prior written consent, which shall be provided at its sole discretion, unless such change, modification or enhancement: (a) has no impact on Vendor Services; (b) has no impact on the security of Anthem data and Anthem’s systems; and (c) causes no increase in fees or other costs chargeable to Anthem hereunder. If an emergency arises which requires Vendor to make a change, modification or enhancement to the Vendor Services, Vendor shall notify Anthem thereof as soon as practicable.

4.2.

Standard of Care. Vendor agrees to provide Vendor Services in accordance with professionally recognized standards of care and skill. Vendor shall work with Anthem to drive continuous improvements in effectiveness, cost efficiency and best practices. Vendor shall monitor improvements and shall report progress to Anthem as requested by Anthem on an annual basis. If Anthem identifies any deficiency in the provision of Vendor Services, Anthem may require Vendor to submit a corrective action plan to Anthem for its review and approval in accordance with procedures set forth in Exhibit C. If Vendor fails to submit such a corrective action plan upon Anthem’s request, or if Vendor fails to comply with the requirements of an approved corrective action plan, Anthem shall have the right to discontinue all or any part of Vendor Services upon thirty (30) days prior written notice to Vendor.

4.3.

Vendor Non-discrimination. If Vendor Services are provided, in whole or in part, to Covered Individuals, Vendor shall provide such Services to Covered Individuals in a manner similar to and within the same time availability in which Vendor provides such services to any other individual. Vendor will not differentiate, or discriminate against any Covered Individual as a result of his/her enrollment in a health plan, or because of race, color, creed, national origin, ancestry, religion, sex, marital status, age, disability, payment source, state of health, need for health services, status as a litigant, status as a Medicare or Medicaid beneficiary, sexual orientation, or any other basis prohibited by law.

4.4.	Account Management.

(a)

Vendor shall appoint a senior account manager (“Account Manager”) to oversee and supervise Vendor Services under this Agreement. The Account Manager shall be the primary contact with Anthem for all purposes related to this Agreement. Anthem shall have the right to pre-approve the Account Manager, such approval shall not be unreasonably withheld or delayed. Vendor shall not remove the Account Manager without prior notice to Anthem. Following a good faith request by Anthem, Vendor will remove the Account Manager if Anthem has reasonable grounds. Any reassignment to the position of Account Manager shall be subject to Anthem’s prior approval, such approval shall not be unreasonably withheld or delayed. Thereafter, Vendor will assign an Account Manager with direction from a vice president level or above.

4.5.	Records, Record Keeping and Audit.

(a)

Records and Record Keeping. Both parties shall maintain adequate financial, administrative and other records for the period and in the manner specified by applicable state and federal law, and in accordance with commercially reasonable standards. In addition, Anthem must maintain records and books of account relating to Anthem’s use of the American Well System internally and access by Authorized Users sufficient to demonstrate Anthem’s compliance with (a) the fee obligations arising under this Agreement and exhibits thereto and (b) with the scope of the license grant in Section 2.1 of Exhibit C. In furtherance of the Parties’ record keeping obligations hereunder, each Party shall maintain complete and accurate books and records regarding its use of the other Party’s Confidential Information, including, without limitation, access to such Party’s systems, including all licensed software thereon. These records shall remain accessible to the other Party for examination, audit and copying throughout the calendar year in which they are established and for not less than six (6) calendar years thereafter, or such longer period as required by applicable state or federal law.

(b)

Audit. Each Party agrees to allow the other Party access to such Party’s premises for inspection and audit during normal business hours. Each Party agrees to make available (including providing copies of documents reasonably requested by the other Party at no additional expense to such Party) during normal business hours and upon reasonable advance notice any and all books, records or other documents in its possession pertaining to the performance of its duties under this Agreement as required by applicable state and federal regulating or licensing authorities.

(c)

Ownership of Information. Anthem shall have and retain title to, and shall own, all raw data, produced in the course of the performance of this Agreement, except for information set forth in Section 8.5 – Confidential Information – and identified as Vendor Confidential Information or identified in writing by Vendor as Vendor Proprietary Information. In the event of Vendor dissolution or insolvency, Anthem shall have the right to obtain any or all Covered Individual or provider records relating to Vendor Services. Anthem shall not unreasonably withhold its acknowledgement and recognition as to information identified by Vendor in writing to Anthem as Vendor Proprietary Information.

(d)

Disaster Avoidance. Vendor will provide business continuity, disaster recovery, and backup capabilities and facilities, through which Vendor will be able to perform its obligations hereunder, and as further described in Exhibit C, with minimal disruptions or delays. Vendor represents and warrants that it will comply with, provide, and adequately fund its business continuity plan (“BCP”) commensurate with the sensitivity of Vendor

Services. To the extent Vendor Services are impaired or disrupted due to an incident, Vendor agrees to execute recovery of essential operations within the recovery time objective stipulated in, and otherwise in accordance with, the BCP. If a business disruption will impact Vendor Services, Vendor shall provide Anthem with timely notification and updates of the disruption, expected impact, expected duration, action plan and status. Vendor will ensure all Anthem data that Vendor holds is backed up on a daily basis. Vendor agrees to deliver a copy of its BCP for Vendor Services to Anthem, upon Anthem’s request, and will meet with Anthem representatives to review said BCP. Vendor will make reasonable changes to its BCP as requested by Anthem. Vendor will maintain and exercise the BCP at regular intervals (no less frequently than annually), and will provide Anthem with documented results of the BCP tests that relate to Vendor Services. In addition, Vendor will provide Anthem with sufficient notice to allow Anthem to participate in and/or monitor Vendor’s BCP exercises related to Vendor Services. Vendor will promptly revise its BCP to conform to new governmental regulations, if applicable. If Vendor becomes aware that it is not in compliance with its BCP, Vendor will (a) notify Anthem in writing immediately, and (b) cure any such non-compliance within ten (10) calendar days thereafter. If the non-compliance cannot be cured within such period, Vendor will use its best efforts to cure the non-compliance as soon as practicable. Notwithstanding the foregoing or anything to the contrary in this Agreement, if Vendor fails to cure the non-compliance within ten (10) calendar days after notice to Anthem, then Anthem may terminate this Agreement, in whole or in part, effective immediately upon written notice to Vendor.

(e)

Disaster Recovery Backup. For all electronic documents or electronic materials of any type produced in whole or in part in connection with this Agreement, Vendor shall use offsite storage in which it shall retain copies of all such items on no less frequently than a twice monthly basis. Electronic items so stored shall include but not be limited to work in process, work papers, drafts and internal Vendor memoranda.

4.6.	Reports and Reporting.

(a)

Financial Oversight Requirement. Vendor agrees to furnish to Anthem an audited balance sheet and related statements of income and cash flow and changes in consolidated financial position for Vendor as of the fiscal year end and for each fiscal year end during the term of this Agreement, with any report thereon provided Vendor’s independent public accountants. Within ninety (90) days of the end of each fiscal quarter during the term of this Agreement, Vendor agrees to furnish to Anthem an unaudited balance sheet and related statements of income, retained earnings and changes in financial position for Vendor as of and for the three-month period since the close of the last fiscal quarter, certified by Vendor’s principal financial officer. In addition, Vendor shall represent that, except as otherwise disclosed in writing to Anthem: (i) since the date of the audited year-end financial statements, there has been no material adverse change in the financial condition, business, operations or properties of Vendor. Vendor shall also furnish to Anthem, on a quarterly basis upon written request, current evidence of each of the insurance coverages required of Vendor in this Agreement.

(b)

Vendor shall, within one (1) Business Day, report to Anthem any Covered Individual complaints or third party complaints related to this Agreement or to Vendor Services. Vendor and Anthem shall cooperate in developing a structured procedure for handling complaints from state and federal regulatory agencies, such as Insurance Department complaints or inquiries, received by either party, related to either party’s obligations under this Agreement, Vendor Services, Covered Services, On Line Health Services, or the relationship of the parties. With respect to a regulatory agency/department complaint, each party will cooperate with the other in the thorough and expeditious investigation of such complaints, but any response to such complaint must be reviewed and approved by Anthem before it can be filed with the agency/department.

4.7.

Requirement of a SOW; Order of Precedence. For each engagement under this Agreement, the services to be performed by Supplier at Company’s request will be described in an SOW. Each SOW and each amendment thereto must be signed by both Parties and must state that it is made pursuant to this Agreement. Each SOW shall constitute a separate agreement which incorporates the terms and provisions of this Agreement. The provisions of this Agreement shall control over any conflicting provisions in an SOW or Exhibit, except to the extent the SOW or Exhibit indicates the clear intent of the parties that such conflicting term prevail over a term or condition of this Agreement. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in the event of any inconsistency or conflict between the terms and conditions of this Agreement and the terms and conditions of the Business Associate Agreement the terms and conditions of the Business Associate Agreement shall prevail. A SOW or Exhibit may contain additional terms, provided that the terms do not conflict with the provisions of this Agreement.

SECTION 5 – GENERAL OBLIGATIONS OF THE PARTIES

5.1.

Ongoing collaboration: Anthem and Vendor agree and acknowledge that Vendor’s requests for Anthem to serve as a reference for the American Well System shall by governed by Anthem’s internal policies and procedures regarding references

5.2.

Communication to Covered Individuals. Unless otherwise agreed to by both parties, Anthem shall be responsible for notifying Covered Individuals of all matters necessary or desirable, in Anthem ‘s reasonable judgment, related to Vendor Services.

5.3.

Data Requirements. The failure by Anthem to provide data, if applicable, as set forth in this Agreement to Vendor shall not constitute a breach of this Agreement by Anthem but shall relieve Vendor of its obligations under this Agreement that are dependent on Anthem’s provision of such data, for the period of such failure by Anthem. In addition, Vendor shall be relieved of any report timeliness standards set forth in this Agreement related to the due date of any report that requires such data, during and to the extent of any time that Anthem fails to provide such data.

SECTION 6 – HOLD HARMLESS AND COMPENSATION

6.1.

Compensation. As payment in full for Vendor Services, Vendor agrees to accept and Anthem agrees to pay the compensation set forth in and determined in accordance with Exhibit D to the extent such compensation is undisputed by Anthem.

6.2.

Hold Harmless. Vendor hereby agrees that in no event, including but not limited to non-payment by Anthem or Anthem’s insolvency or breach of this Agreement, shall Vendor bill, charge, collect a deposit from, seek compensation, remuneration or reimbursement from, or have any recourse against Covered Individuals or persons acting on their behalf for Vendor Services provided pursuant to this Agreement. Vendor further agrees that (i) this provision shall survive the termination of this Agreement regardless of the cause giving rise to termination and shall be construed to be for the benefit of the Covered Individual; and (ii) this provision supersedes any oral or written contrary agreement now existing or hereinafter entered into between Vendor and a Covered Individual or other person acting on his/her behalf.

6.3.

Performance Guarantee. Vendor agrees that if it fails or refuses to provide to Anthem any of the reports, data, surveys, encounters, records, studies, findings, analyses, methodologies, measurements or other information required under this Agreement or if Vendor fails to meet any performance standard or obligation required of it under this Agreement, then Anthem may withhold, for the period of Vendor’s failure or refusal, an amount as set forth in Exhibit D, if any, of the compensation then due and payable to Vendor, in addition to any other remedy available to Anthem under this Agreement or applicable law. Anthem shall notify Vendor, prior to withholding compensation, of the grounds for withholding the compensation. Upon Vendor’s performance in accordance with this Agreement or otherwise to Anthem reasonable satisfaction, Anthem shall pay to Vendor the withheld amount, without interest. Anthem’s rights under this Section 6.3 – Performance Guarantee – are in addition to any and all other rights and remedies provided under this Agreement and / or applicable law.

6.4.

Payment Adjustments. If Anthem or Vendor determines that Anthem has failed to remit a payment to Vendor which is due under this Agreement, then Anthem shall promptly remit such payment to Vendor, along with a description of the basis for such payment. If Anthem determines that it has remitted a payment to Vendor which does not comply with this Agreement, Anthem shall so notify Vendor, and within ten (10) days of such notice, Anthem may setoff the amount of said overpayment from future payment(s) which would otherwise be due to Vendor under this Agreement; provided, however, that if Vendor disputes Anthem’s determination of overpayment, then Vendor may exercise its rights under Section 11 – Dispute Resolution – hereof and Anthem shall not setoff any amount that is the subject of such dispute. In addition to any other remedies available to Anthem hereunder, or under applicable law, Anthem reserves the right to setoff against amounts due to Vendor under this Agreement any amounts that Vendor owes to Anthem under this Agreement, provided that Anthem shall provide ten (10) days written notice to Vendor prior to any such setoff.

SECTION 7 – TERM AND TERMINATION

7.1.

Term of Agreement. Unless earlier terminated as set forth herein, the term (“Term”) of this Agreement shall commence on the Effective Date and shall continue through three (3) years. Upon expiration of the Initial Term, this Agreement shall automatically renew for additional terms of one (1) year (each, a “Renewal Term” and together with the Initial Term, the “Term”), unless either party provides notice of its intent not to renew, which notice shall be provided at least ninety (90) days prior to the date of expiration of the Initial Term or the then current Renewal Term. For Affiliates that own, operate or administer state – sponsored business programs (e.g., Medicaid), this Agreement shall not be effective until the applicable state regulatory agency has approved the Agreement, when required for such state sponsored – business program. Anthem shall provide Vendor with written notice of the effective date for each specific state – sponsored business program.

7.2.

Termination Without Cause. At any time after initial term, Anthem may terminate this Agreement, without cause, by providing to Vendor written notice of termination one hundred eighty (180) days in advance of the intended termination date.

7.3.	Termination by Anthem or Vendor.

(a)

Either party may terminate this Agreement immediately upon the occurrence of any of the following events with respect to the other party: (i) the other party becomes insolvent, generally unable to pay its debts as they become due, or makes an assignment for the benefit of its creditors or seeks relief under any bankruptcy (as defined in Exhibit C), insolvency or debtor’s relief law; (ii) if proceedings are commenced against the other party under any bankruptcy (as defined in Exhibit C), insolvency or debtor’s relief law, and such proceedings have not been vacated or set aside within sixty (60) days from the date of commencement thereof; (iii) a receiver is appointed for the other party or its material assets; or (iv) if the other party is liquidated, dissolved or ceases operations.

(b)

Either party may terminate this Agreement by providing the other party with not less than ninety (90) days’ prior written notice in the event the other party materially breaches any provision of this Agreement. The notice must specify the nature of said material breach. The breaching party shall have sixty (60) days from receipt of the notice to correct the material breach. If the breaching party fails to cure the material breach within the sixty (60) day period, the non breaching party may terminate this Agreement, effective upon completion of the aforementioned ninety (90) day notice period by providing written notice to the breaching party.

(c)

In the event any breach by Vendor creates an emergency, a material violation of law, non-compliance with any of the organizations in which the Anthem holds an accreditation (e.g. URAC) or a situation whereby the Vendor is in significant jeopardy as to its ability to perform under this Agreement in the manner so intended by Anthem, then the Anthem may give three (3) days notice of the breach to the Vendor. If the Vendor fails to cure the breach within such three (3) days, the Anthem may terminate this Agreement effective at the end of the three (3) days, notwithstanding any other provision in this Agreement.

7.4.

Termination Upon Change of Control of Vendor. If a change in Control of Vendor occurs, Anthem may at its option, terminate this Agreement, in whole or in part, by giving Vendor at least thirty (30) days’ prior written notice and designating a date upon which such termination will be effective. Any such notice must be given within six (6) months following the later of Vendor’s provision of written notice to Anthem of, or, if Vendor fails to give such notice, the date on which Anthem learns of such change in Control. For this purpose, “Control” and its derivatives means the legal, beneficial or equitable ownership, directly or indirectly, of at least fifty percent (50%) of the aggregate of all voting equity interests in an entity or equity interests having the right to at least fifty percent (50%) of the profits of Vendor or, in the event of dissolution, to at least fifty percent (50%) of the assets of an entity and, if Vendor is a partnership, also includes the holding by an entity of the position of sole general partner in Vendor.

7.5.

Rights and Obligation Upon Termination. Upon termination of this Agreement for any reason, the rights of each party shall terminate except as otherwise provided in this Agreement. Any such termination shall not release Vendor or Anthem from obligations arising under this Agreement prior to the effective date of termination.

7.6.

Transition Assistance. At Anthem’s request, commencing upon the termination of this Agreement, for any reason, Vendor shall provide up to one-hundred eighty (180) days of assistance to Anthem for transition of the Vendor Services to Anthem or a third-party designee of Anthem. Such transition assistance shall be rendered at no cost to Anthem unless termination is due to a breach by Anthem, in which case Anthem shall pay Vendor for such transition assistance at the rates set forth in Exhibit D. Within ten (10) calendar days of Anthem’s request for transition assistance, the parties shall meet to develop a transition plan. Such transition plan and transition assistance will be subject to the mutual agreement of the parties and may include, by way of example: detail of Vendor’s then-current responsibilities and resource commitments; knowledge transfer sufficient to assure a smooth transition and to enable Anthem or its designee to convert to another system with minimal disruption to Anthem’s business and operations; Vendor information concerning personnel, software, skill sets and other resources used by Vendor to provide the relevant Vendor Services; explanation of security and problem management processes and standards; provision of all documentation, logs, and applicable records to Anthem; anything else reasonably related to the transition of affected Vendor Services subject to the confidentiality obligations set forth in Section 8 below.

7.7.	Survival. In the event of termination of the Agreement, the following provisions shall survive:

2.2	Blue Cross and Blue Shield Association (“BCBSA”)

4.2	Standard of Care

4.6	Records, Record Keeping and Audit

(a)	Records and Record Keeping

(b)	Audit

(c)	Ownership of Information

6.2	Hold Harmless

7.7	Transition Assistance

8.1	Limited Access

8.2	Notification of Security Breaches

8.3	Access to Anthem Systems

8.4	Compliance with HIPAA

8.5	Confidential Information

8.6	Exceptions to Confidential Information

8.7	No Exceptions for Anthem Non-Disclosable Information

8.8	Continuing Obligations

8.9	Return of Confidential Information

8.10	Injunctive Relief

10.5	Indemnification

10.6	Limitation of Liability

11.1	Dispute Resolution

11.2	Arbitration

11.3	Selection and Replacement of Arbitrator(s)

11.4	Appeal

11.5	Waiver of Certain Claims

12.8	Non-Solicitation

SECTION 8 – SECURITY AND CONFIDENTIALITY

8.1.

Limited Access. To the extent made accessible to Vendor, Vendor shall, at all times, limit access to Anthem Confidential Information to those employees or subcontractors that have an actual need to access such data for purposes of providing the Services. Prior to gaining access to Anthem Confidential Information, Vendor shall require all employees or subcontractors to comply with confidentiality, security and intellectual property provisions no less stringent than the provisions set forth in this Agreement and, at Anthem’s request, have an officer of Vendor certify in writing it has done so.

8.2.

Access to Anthem Systems. If Vendor is given access, whether on-site or through remote facilities, to any Anthem computer or electronic data storage system, in order for Vendor to perform any of its obligations hereunder, Vendor shall limit such access and use solely to perform Vendor Services or other obligations and will not attempt to access any computer system, electronic file, software or other electronic services other than those specifically required to perform the Services or other obligations. Vendor shall limit such access to those of its personnel with an express requirement to have such access in connection with this Agreement, shall advise Anthem in writing of the name of each such personnel who will be granted such access (and identifying whether each is an employee or subcontractor of Vendor), and shall comply with any security policies Anthem may promulgate from time to time relating to use of Anthem electronic resources and systems. All user identification numbers and passwords disclosed to Vendor and any information obtained by Vendor as a result of Vendor’s access to, and use of, Anthem computer and electronic storage systems shall be deemed to be, and shall be treated as, Anthem Proprietary Information (as defined in Section 8.5 – Confidential Information – under applicable provisions of this Agreement. Vendor shall cooperate with Anthem in the investigation of any apparent unauthorized access by Vendor to Anthem computer or electronic data storage systems or unauthorized release of Anthem Proprietary Information by Vendor. Vendor’s access shall be subject to such other business control and information protection policies, standards, and guidelines as may be provided to Vendor by Anthem from time to time. Vendor agrees to comply with any software license requirements imposed on Anthem by licensors. Any other use by Vendor of any other Anthem assets or property or systems is strictly prohibited. Vendor warrants and agrees that its personnel will not remotely access Anthem’s system from a networked computer unless the network is protected from all third party networks by a firewall that is maintained with all patches up to date by a 7x24 administrative staff. Said firewall must be certified by the International Computer Security Association (ICSA) (or an equivalent certification as determined by Anthem) if the connection to Anthem’s network is an ongoing connection such as frame relay or T1 line.

8.3.

Compliance with HIPAA. If Vendor receives any individually identifiable health information from Anthem (“Protected Health Information” or “PHI”), or creates or receives any PHI on behalf of Anthem, Vendor shall maintain the security and confidentiality of such PHI as required of Anthem by applicable laws and regulations, including HIPAA and the regulations promulgated thereunder. The parties agree to be bound by the Business Associate Agreement, as set forth on Exhibit E.

8.4.

Confidential Information. During the Term, a party (the “Receiving Party”) may be exposed to or acquire information regarding the business, projects, operations, finances, activities, affairs, research, development, products, technology, technology architecture, business models, business plans, business processes, marketing and sales plans, customers, finances, personnel data, Anthem rating and reimbursement formulas, computer hardware and software, computer systems and programs, processing techniques and generated outputs, intellectual property, procurement processes or strategies or suppliers of the other party or their respective directors, officers, employees, agents or clients (collectively, the “Disclosing Party”), including, without limitation, any idea, proposal, plan, procedure, technique, formula, technology, or method of operation (collectively, “Proprietary Information”). In addition, during the performance of its obligations hereunder, Vendor may be exposed to, without limitation, (i) PHI and NPFI; (ii) other medical information and personal information regarding Covered Individuals, employees, or medical or hospital service providers; (iii) other information that Anthem is required by law, regulation or Anthem policy to maintain as confidential; (iv) other financial information concerning Covered Individuals, employer groups and other Anthem groups or medical or hospital service providers that is disseminated by Anthem internally for staff use; (v) personnel and payroll records, patient accounting and billing records, and information contained in those records; (vi) Anthem’s trade secrets; and (vii) information that could aid others to commit fraud, sabotage or otherwise misuse Anthem’s products or services or damage their business (collectively, the “Anthem Non-Disclosable Information”). Collectively, Anthem Proprietary Information and Anthem Non-Disclosable Information, along with material defined as “Anthem Materials” in Section 9.2 – Anthem Materials – herein, are referred to herein as “Anthem Confidential Information.” Also, during the Term, Anthem may be exposed to, without limitation, Vendor’s trade secrets (“Vendor Non-Disclosable Information”). Collectively, Vendor Proprietary Information, along with material defined as “Vendor Materials” in Section 9.3 – Vendor Materials – herein, are referred to herein as “Vendor Confidential Information.”

A Receiving Party agrees to hold the Confidential Information of the Disclosing Party in strict confidence, to use such information solely in the course of performing its obligations under this Agreement, and to make no disclosure of such information except in accordance with the terms of this Agreement. To the extent a party may be exposed to the confidential information of a third party (for example, because Vendor may be maintaining Anthem systems on which third party software is loaded, the parties agree to accord such third-party confidential information the same protections accorded a Disclosing Party’s Confidential Information hereunder. A Receiving Party may disclose Confidential Information only to its (i) personnel (including employees, consultants and subcontractors); and (ii) its attorneys, accountants, auditors, and investment bankers, who have a need to know such Confidential Information in order to fulfill Receiving Party’s obligations hereunder and who are under obligations of confidentiality no less restrictive than those applicable herein. Each party shall be primarily responsible and liable for any confidentiality breaches by its personnel and the personnel of its consultants and subcontractors. A Receiving Party shall immediately advise the Disclosing Party of any actual or potential violation of the terms of this Section 8.5 – Confidential Information – and shall reasonably cooperate with the Disclosing Party in relation thereto.

8.5.

Exceptions to Confidential Information. Confidential Information shall not include information that the Receiving Party can demonstrate (i) was, at the time of its disclosure, or thereafter becomes part of the public domain through no fault of the Receiving Party or its personnel, agents or subcontractors, (ii) was known to the Receiving Party at the time of its disclosure from a source other than the Disclosing Party, (iii) is subsequently learned from a third party not under a confidentiality obligation to the Disclosing Party with regard to such Confidential Information, or (iv) is required to be disclosed pursuant to subpoena, court order, or government authority, provided that the Receiving Party has provided the Disclosing Party with sufficient prior written notice of such requirement to enable the Disclosing Party to seek to prevent such disclosure.

8.6.

No Exceptions for Anthem Non-Disclosable Information. Due to the sensitive nature of the Anthem Non-Disclosable Information and due to Anthem’s obligations to maintain the privacy of its customers and providers, Vendor acknowledges and agrees that Anthem Non-Disclosable Information shall at all times remain confidential and shall not be subject to exceptions, except as set forth in Exhibit E (Business Associate Agreement).

8.7.

Continuing Obligations. A Receiving Party’s obligation to maintain the confidentiality of a Disclosing Party’s Proprietary Information (including Anthem Materials and Vendor Materials) shall remain in force until the later of (i) the termination of the Agreement, or (ii) the fifth (5th) anniversary of the disclosure to such Receiving Party of such Proprietary Information or Materials. A Receiving Party’s obligation to maintain the confidentiality of a Disclosing Party’s Non-Disclosable Information shall neither terminate nor expire.

8.8.

Return of Confidential Information. Promptly upon expiration or termination of the Agreement or, in the case of Non-Disclosable Information, at any time upon the Disclosing Party’s request, the Receiving Party shall promptly either return or destroy (at the Receiving Party’s option) all of the Confidential Information (or, if the Disclosing Party so requests, any part of the Confidential Information), and all copies thereof and other materials containing such Confidential Information, including deletion from the Receiving Party’s files and systems and the receiving Party shall certify in writing its compliance with the foregoing. Notwithstanding the foregoing, Receiving Party may retain copies of the Disclosing Party’s Confidential Information for archival and evidentiary purposes only, subject to the confidentiality obligations set forth herein.

8.9.

Injunctive Relief. Each Party acknowledges that in the event of a breach of this Section 8 – Security and Confidentiality – damages may not be an adequate remedy and the Disclosing Party may be entitled to, in addition to any other rights and remedies available under the Agreement or at law or in equity, injunctive relief to restrain any such breach, threatened or actual, without proof of irreparable injury and without the necessity of posting bond even if otherwise normally required.

SECTION 9 – MATERIALS AND OWNERSHIP

9.1.

Overview of Materials and Ownership. The performance of Vendor Services may require use of and/or access to intellectual property owned or created (a) by Anthem, (b) by Vendor independent of its obligations to Anthem, or (c) by Vendor (either independently or in cooperation with Anthem) pursuant to its obligations under this Agreement. This Section 9 – Materials and Ownership – sets forth the Party’s respective intellectual property rights of such materials.

9.2.

Anthem Materials. In the course of Vendor’s provision of Vendor Services, Anthem may provide to Vendor Anthem’s proprietary information and/or intellectual property, including, but not limited to, technical data, creative designs and concepts, web designs, trade secrets and know-how, customer or Vendor lists and information, business plans, software, algorithms, programming techniques, business rules, business methods, inventions, drawings, engineering, hardware configuration information, marketing and strategic plans, financial data, processes, technology and designs which it maintains (the “Anthem Materials”). All Anthem Material shall be deemed Confidential Information subject to Section 8 – Security and Confidentiality – herein. Anthem hereby grants Vendor a non-transferable, non-sublicensable, limited license to use the Anthem Materials solely as necessary to provide the Vendor Services to Anthem. Anthem does not grant Vendor any interests in, or ownership of, any of the Anthem Materials and all rights not expressly granted are reserved by Anthem in Anthem Materials. The parties recognize that Vendor may provide services to other Vendor clients and may use or duplicate certain materials as templates or sources for other projects; nevertheless, Vendor shall not use any work product from its Anthem engagement as a source document or template to create deliverables for other Vendor clients.

9.3.

Vendor Materials. The Parties acknowledge that Vendor materials provided by Vendor may incorporate technology or content previously developed by Vendor, or which Vendor has developed (i) without the use of any Anthem intellectual property, and (ii) for services unrelated to the Vendor Services (collectively, the “Vendor Materials”). All Vendor Materials shall be deemed Confidential Information subject to Section 8 – Security and Confidentiality – herein.

9.4.

Works. For purposes hereof, “Works” shall mean all work product and related documentation, if any, in whatever stage of completion, created in connection with and during the performance of this Agreement pursuant to a mutually agreed upon Statement of Work. Works, in whatever stage of completion, shall be deemed a work-made-for-hire specially ordered and/or commissioned by Anthem. If expressly so stated in the respective Statement of Work, Anthem, its successors and assigns, shall exclusively own all now known or hereafter existing rights of every kind and nature throughout the universe (including, but not limited to, all copyrights, moral rights and mask-works; trademarks, service marks, trade names and similar rights; patents, design rights, algorithms and other industrial property rights; trade secret rights; all contract, assignment and licensing rights; and all rights in registrations, applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force in the foregoing), in perpetuity and in all languages, pertaining to the Works (but excluding Vendor Materials), tangible and intangible, for all now known or hereafter existing uses, and Vendor hereby irrevocably assigns and agrees to assign to Anthem, in perpetuity, without additional consideration, all such Works (to the extent and in the event they are not deemed workmade-for-

hire) (but excluding Vendor Materials). If expressly so stated in the respective Statement of Work, Vendor shall not have and shall not purport to have any rights in the Works. In the event Vendor has any rights in and to the Works (including, but not limited to, the “droit moral” or “moral rights of authors” or any similar rights in and/or to the Works) that cannot be assigned to Anthem as provided above, whether now known or hereafter to become known, Vendor hereby unconditionally waives such rights and the enforcement thereof, and all claims and causes of action of any kind with respect to any of the foregoing. In the event Vendor has any rights in and to the Works that cannot be assigned to Anthem and cannot be so waived, Vendor hereby grants to Anthem a perpetual, irrevocable, royalty-free, fully paid-up, transferable, sublicensable, exclusive, worldwide license to use, reproduce, distribute, display and perform (whether publicly or otherwise), prepare derivative works of and otherwise modify, make, sell, offer to sell, import and otherwise use and exploit such Works in a manner consistent with their intended use. Notwithstanding the foregoing, the following Works will remain the sole and exclusive property of Vendor: (i) any unused or unpublished Works presented to Anthem other than in written or tangible form, and (ii) any works unaccepted by Anthem within twelve (12) months after date of presentation.

SECTION 10 – INSURANCE AND INDEMNIFICATION

10.1.

Vendor Insurance. Vendor agrees that it shall, at all times during the term of this Agreement, maintain, at its own expense, with insurers having an AM Best rating of A- or better, the following insurance:

•

Commercial general liability insurance with a limit of not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars($2,000,000) in the annual aggregate for bodily injury and property damage to include personal injury and contractual liability coverage.

•	Umbrella liability insurance coverage with limits of not less than Five Million Dollars ($5,000,000)

•

Professional liability insurance with a limit not less than One Million Dollars ($1,000,000) per claim and Three Million Dollars ($3,000,000) in the annual aggregate which will pay for claims arising out of any acts, errors or omissions in the rendering or failure to render services listed in this Agreement. With respect to professional liability coverage, Vendor shall keep the required coverage in force for a period of three years following the Agreement’s termination.

•

Network Security and Privacy Liability insurance coverage with a limit of not less than One Million Dollars ($1,000,000); Vendor shall secure such coverage no later than Anthem’s implementation, if any, of the Online Care Program described in Exhibit C.

•	Workers’ Compensation coverage with limits sufficient to meet statutory requirements.

If any such insurance policy is written on a claims-made basis, in order to cover acts, errors or omissions occurring during the term of this Agreement, when said policy terminates and is not replaced with a policy containing a prior acts endorsement, Vendor agrees to furnish and maintain an extended period reporting endorsement (“tail policy”) for the term of three (3) years. All Vendor insurance coverage shall be primary.

10.2.	Anthem Insurance. Anthem shall self-insure or maintain insurance as shall be necessary to insure Anthem and its employees, acting within the scope of their duties.

10.3.

Proof of Insurance; Notice of Cancellation. Vendor shall (i) provide to Anthem certificates of insurance indicating the coverage required, (ii) shall name Anthem as an additional insured under commercial general liability and (iii) shall make reasonable efforts to provide a waiver of subrogation with respect to Anthem for commercial general liability and workers’ compensation. Promptly upon Vendor’s written request for same, Anthem shall cause its insurers or insurance brokers to issue certificates of insurance or evidence of self insurance evidencing that the coverages required under this Agreement are maintained and in force. In addition, Vendor will use reasonable efforts to give thirty (30) days prior written notice to Anthem prior to cancellation or non-renewal of any of the policies providing such coverage; provided, however that Vendor shall not be obligated to provide such notice if, concurrently with such cancellation or nonrenewal, Vendor provides self-insurance coverage as described below or obtains coverage from another insurer meeting the requirements described above.

10.4.

Vendor Right to Self-insure Coverage. Notwithstanding the foregoing, Vendor reserves the right to self-insure coverage, in whole or in part, in the amounts and categories designated above, in lieu of Vendor’s obligations to maintain insurance as set forth above, at any time. A qualified self-insurance program will include the following: Actuarially validated reserve adequacy for incurred claims, IBNR claims and future claims based on past experience; Designated Claim TPA or appropriately licensed and employed claims professional or attorney; Excess Insurance/Re-insurance above self insured layer; Self insured retention and insurance combined must meet minimum limit requirements; and Evidence of Surety Bond, Reserve or LOC as collateral for the self-insured limit. Promptly upon Anthem’s written request for same, Vendor shall deliver certificates of insurance to confirm what coverage is in place. Failure to maintain the required insurance coverage shall be deemed a material breach of the Agreement by Vendor. If Vendor fails to keep in effect the insurance coverage required, Anthem may, in addition to and cumulative with any other remedies available at law, equity, or hereunder, acquire such insurance and deduct the cost thereof from its payment of any amounts owed Vendor hereunder or terminate this Agreement for cause.

10.5.

Indemnification. Anthem and Vendor shall each indemnify, defend and hold harmless the other party, and its directors, officers, employees, agents, permitted subcontractors and assignees, subsidiaries, from and against any and all losses, claims, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and costs) arising from third party claims resulting from (i) the indemnifying party’s failure to perform or negligent performance of its obligations under this Agreement, and/or (ii) the indemnifying party’s violation of any law, statute, ordinance, order, standard of care, rule or regulation and/or (iii) the indemnifying party’s breach of any promise, agreement or representation made in this Agreement, and/or (iv) any claim that any portion of the Products and/or Services, as applicable, provided by Supplier to

Company pursuant to this Agreement, infringes, misappropriates or violates any copyright, trademark, patent, trade secret, privacy, publicity or other intellectual property or proprietary right of any person. The obligation to provide indemnification under this Agreement shall be contingent upon the party seeking indemnification (i) providing the indemnifying party with prompt written notice of any claim for which indemnification is sought, (ii) allowing the indemnifying party to control the defense and settlement of such claim, provided however that the indemnifying party agrees not to enter into any settlement or compromise of any claim or action in a manner that admits fault or imposes any restrictions or obligations on an indemnified party without that indemnified party’s prior written consent which will not be unreasonably withheld, and (iii) cooperating fully with the indemnifying party in connection with such defense and settlement.

In addition to the indemnification obligations set forth in this Section as well as any remedies under applicable law or set forth in this Agreement, including, without limitation, performance guarantees and performance penalties, in the event of a security breach as described in this Agreement, Vendor shall indemnify Anthem for all costs related to the investigation as well as, at Anthem’s election, furnishing notice to affected Covered Individuals and/or the offer of ongoing identity theft monitoring services to such affected Covered Individuals.

10.6.

Limitation of Liability. Regardless of whether there is a total and fundamental breach of this Agreement or whether any remedy provided in this Agreement fails of its essential purpose, in no event shall either of the parties hereto be liable for any amounts representing loss of revenues, loss of profits, loss of business, the multiple portion of any multiplied damage award, or incidental, indirect, consequential, special or punitive damages, whether arising in contract, tort (including negligence), or otherwise regardless of whether the parties have been advised of the possibility of such damages, arising in any way out of or relating to this Agreement. Additionally, neither party’s aggregate liability to the other party hereto or any of its Affiliates and their respective officers, directors, and employees for any and all claims arising under this Agreement or otherwise arising from the transactions contemplated herein regardless of the form of action (including, but not limited to actions for breach of contract, negligence, strict liability, rescission and breach of warranty) shall exceed Seven Million Dollars ($7,000,000)

10.7.

Exceptions to Limitation of Liability. The limitations of liability in Sections 10.6 shall not apply to (i) a party’s indemnification obligations under the Agreement, (ii) a breach by a party of its confidentiality obligations under the Agreement including breaches of Vendor’s obligations relating to PHI, (iii) claims relating to willful misconduct, gross negligence, personal injury or damage to property, (iv) abandonment by Vendor of the Agreement, or (v) any fines, penalties or interest arising from Vendor’s acts or omissions in performing Vendor Services (unless such acts or omissions were undertaken at Anthem’s instruction).

SECTION 11 – DISPUTE RESOLUTION AND ARBITRATION

11.1.

Dispute Resolution. All disputes between Anthem and Vendor arising out of or related in any manner to this Agreement shall be resolved using the dispute resolution and arbitration procedures set forth below. Vendor shall exhaust all applicable Anthem internal appeal / dispute resolution procedures prior to invoking the dispute resolution and arbitration procedures herein. The exhaustion of any such internal appeal/dispute procedures shall be a condition precedent to Vendor’s right to pursue the dispute resolution and arbitration procedures.

(a)

In order to invoke the dispute resolution procedures in this Section 11, a party first shall send to the other party a written demand letter that contains (i) a detailed description of the dispute and all relevant underlying facts, and (ii) a detailed description of the amount(s) in dispute and how they have been calculated. If the total amount in dispute as set forth in the demand letter is less than Two Million Dollars ($2,000,000), exclusive of interest, costs, and attorneys’ fees within twenty (20) calendar days following the date on which the receiving party receives the demand letter, representatives of each parties’ choosing shall meet to discuss the dispute in person or telephonically in an effort to resolve the dispute. If the total amount in dispute as set forth in the demand letter is Two Million Dollars ($2,000,000) or more, exclusive of interest, costs, and attorneys’ fees, within ninety (90) calendar dates following the date of the demand letter, the parties shall engage in non-binding mediation in an effort to resolve the dispute unless both parties agree in writing to waive the mediation requirement. The parties shall mutually agree upon a mediator, and failing to do so, Judicial Arbitration and Mediation Services (JAMS) shall be authorized to appoint a mediator.

11.2.

Arbitration. Any dispute within the scope of 11.1.1 that remains unresolved at the conclusion of the applicable process outlined in 11.1.1 shall be resolved by binding arbitration in the manner set forth below. Except to the extent set forth below, the arbitration shall be conducted pursuant to the JAMS Comprehensive Arbitration Rules and Procedures, provided, however, that the parties may agree in writing to further modify the JAMS Comprehensive Arbitration Rules and Procedures. The parties agree to be bound by the findings of the arbitrator(s) with respect to such dispute, subject to the right of the parties to appeal such findings as set forth in Section 11.4 hereof. No arbitration demand shall be filed until after the parties have completed the dispute resolution efforts described in Section 11.1 – Dispute Resolution – above.

11.3.

Selection and Replacement of Arbitrator(s). If the total amount in dispute as set forth in the demand letter is less than Two Million Dollars ($2,000,000), exclusive of interest, costs, and attorneys’ fees, the dispute shall be decided by a single arbitrator selected, and replaced when required, in the manner described in the JAMS Comprehensive Arbitration Rules and Procedures. If the total amount in dispute as set forth in the demand letter is Two Million Dollars ($2,000,000) or more, exclusive of interest, costs, and attorneys’ fees, the dispute shall be decided by an arbitration panel consisting of three (3) arbitrators, unless the parties agree in writing that the dispute shall be decided by a single arbitrator.

11.4.

Appeal. If the total amount of the arbitration award is Five Million Dollars ($5,000,000) or more, inclusive of interest, costs, and attorneys’ fees, the parties shall have the right to appeal the decision of the arbitrator(s) pursuant to the JAMS Optional Arbitration Appeal Procedure. In reviewing a decision of the arbitrator(s), the appeal panel shall apply the same standard of review that a United States Court of Appeals would apply in reviewing a similar decision issued by a United States District Court in the jurisdiction in which the arbitration hearing was held.

11.5.

Waiver of Certain Claims. The parties, on behalf of themselves and those that they may now or hereafter represent, each agree to and do hereby waive any right to join or consolidate claims in arbitration by or against other individuals or entities to pursue, on a class basis, any dispute; provided however, that if an arbitrator or court of competent jurisdiction determines that such waiver is unenforceable for any reason with respect to a particular dispute, then the parties agree that Section 11.3 – Selection and Replacement of Arbitrators – shall not apply to such dispute and that such dispute shall be decided instead in a court of competent jurisdiction.

SECTION 12 – MISCELLANEOUS

12.1.

Trademarks and Branding. Except as may be set forth in Section 9, above, nothing herein shall be construed as an implied license by Anthem to use Anthem’s trademarks, symbols, service marks, name, logos, or the like. Neither party shall use the name, logo, service marks, domain names, symbols or any other name or mark of the other party in advertising or promotional materials or otherwise, without the prior written consent of the other party. Vendor shall have the sole right to label and brand its services and products, and shall have the sole right to use its service and product names and brands. Anthem shall have the sole right to label and brand its services and products that are provided by Vendor or that use Vendor intellectual property as permitted under this Agreement. In addition, Vendor has no license to use the Blue Cross and/or Blue Shield names, symbols, or derivative marks (the “Brands”) and nothing in the Agreement shall be deemed to grant a license to Vendor to use the Brands.

12.2.	Assignment and Delegation of Duties.

(a)

No assignment, delegation or subcontract in whole or in part, by operation of law or otherwise, of all or any portion of this Agreement or any of the rights, duties or obligations contained herein shall be made by either party without the prior written consent of the non-assigning, non-delegating or non-subcontracting party; provided however, notwithstanding the foregoing, Anthem shall be entitled to assign this Agreement, or any portion thereof, or any of its rights, duties or obligations contained in this Agreement to an Affiliate or wholly-owned subsidiary. Any attempted assignment, delegation or subcontracting in violation of this provision shall be void and have no binding effect.

(b)

Vendor shall not subcontract any of its obligations without (i) notifying in writing Anthem of the scope of the proposed subcontract, the identity and qualifications of the proposed subcontractor and the reasons for subcontracting the work in question (and allowing Anthem a reasonable period of time for evaluation of Vendor’s request), (ii) causing the proposed subcontractor to agree in writing to perform and be subject to all of Vendor’s obligations under this Agreement, and (iii) obtaining Anthem’s prior written approval of that subcontractor. Neither Vendor nor any authorized subcontractor may subcontract its performance of any obligation under any Agreement without the prior written consent of Anthem in each instance. Vendor shall also include language in its subcontract prohibiting further subcontracting without Anthem’s prior written approval. Notwithstanding Anthem’s approval of a subcontract arrangement, Vendor shall remain primarily liable for the performance of all subcontracted obligations pursuant to this Agreement; and Vendor shall indemnify Anthem and Covered Individuals for any failure of any subcontractor to so perform. Vendor shall promptly pay for all Services, materials, equipment and labor used by Vendor. Regardless of any subcontract, Vendor shall remain

Anthem’s sole point of contact under this Agreement. At Anthem’s reasonable request, Vendor shall promptly remove and/or replace any subcontractor. Notwithstanding the foregoing, nothing contained in this Section 12.2(b) shall (i) preclude Vendor from continuing to subcontract its obligations under existing subcontracting arrangements as of the Effective Date or (ii) preclude Vendor from subcontracting obligations with respect to the provision of the Hosting Services infrastructure.

12.3.

Effect of Agreement. Anthem is entering into this Agreement as the duly authorized agent of each Anthem. Except as otherwise stated herein, each such Anthem is solely responsible for the performance of its obligations under this Agreement.

12.4.	Amendment.

(a)

Except as otherwise expressly set forth herein , no changes, amendments or alterations to this Agreement shall be effective unless signed by both parties, except as otherwise described in subsection (b) hereof. Notwithstanding the foregoing, Anthem reserves the right to amend the Delegation, Oversight and Operations Documents upon thirty (30) days prior written notice to Vendor.

(b)

The parties acknowledge that they are subject to federal and state laws and regulations that may substantially affect the ability of either party to perform its obligations under this Agreement. Each party agrees to comply with all applicable federal and state laws and regulations as applicable to such party in its performance under this Agreement. This Agreement shall be amended automatically to conform to existing provisions of or changes to applicable federal and state laws. Notwithstanding anything stated herein to the contrary, in the event of any regulatory or legislative change that materially alters this Agreement, the parties agree to renegotiate those provisions of the Agreement affected by the regulatory or legislative change in a manner which will, as nearly as possible, place Vendor in the same economic position that it would have been in absent such regulatory or legislative change. If the parties are unable to agree upon an acceptable change within thirty (30) days, either party may submit the matter to non-binding arbitration. If either party is dissatisfied with the arbitrators’ decision, such party may terminate this Agreement upon giving ninety (90) days’ notice to the other party.

12.5.	Governing Law, Forum. This Agreement shall be governed by the laws of the State of Indiana, in addition to applicable federal law, without regard to the conflicts of law provisions thereof.

12.6.

Non Waiver. The waiver of, or failure to require compliance with, any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement nor shall it constitute a waiver of any subsequent non-compliance under the same provision. To be effective, any waiver of any provision of this Agreement must be in a writing executed by a duly authorized officer of the party allegedly waiving such provision.

12.7.	Headings. All headings used in this Agreement are used for reference purposes only, and shall not affect the meaning or interpretation of any provision of this Agreement.

12.8.

 Non-Solicitation. Each party agrees that it will not, prior to one (1) year following the expiration of this Agreement, directly or indirectly, solicit the services of (for employment, consulting or otherwise), accept the services of, or employ or engage any person who is now employed by the other party and with whom the party has had contact as part of its business relationship with the other party; provided, however, that neither party shall be prohibited from conducting generalized solicitations for employees (which solicitations are not specifically targeted at the other party’s employees) through the use of media advertisements, professional search firms or otherwise.

12.9.

 Notices. Any notice required to be given pursuant to the terms and provisions hereof shall be in writing and shall be sent by certified mail, return receipt requested, via facsimile provided that the transmission is confirmed, via a recognized courier service or may be hand delivered to the address set forth below:

For Anthem:

Anthem, Inc.

370 Bassett Road

North Haven, Connecticut 06473

Attention: Staff VP National Provider Solutions

Fax number: 203-654-3508

With a courtesy copy to:

Anthem, Inc.

120 Monument Circle

Indianapolis, IN 46204

Attention: General Counsel

For Vendor

American Well Corporation

75 State Street, 26th Floor

Boston, Massachusetts 02109

Attention: General Counsel

Either party may change its address for notice purposes by giving written notice of such change to the other party in accordance with the terms of this Section 12.9 – Notices. The failure of either party to provide a courtesy notice shall not adversely affect an otherwise properly given notice.

12.10.

 Severability. In case anyone (1) or more of the provisions of this Agreement shall be invalid, illegal, or unenforceable in any respect, the remaining provisions shall be construed liberally in order to effectuate the purposes hereof, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If one (1) or more provisions of the Agreement are invalid, illegal or unenforceable and an amendment to the Agreement is necessary to maintain its integrity, the parties shall make commercially reasonable efforts to negotiate an amendment to this Agreement and any attachments or addenda to this Agreement which could reasonably be construed not to contravene such statute, regulation, or interpretation. In addition, if such invalid, unenforceable or materially affected provision(s) may be severed from this Agreement and/or attachments or addenda to this Agreement without materially affecting the parties’ intent when this Agreement was executed, then such provision(s) shall be severed rather than terminating the Agreement or any attachments or addenda to this Agreement.

12.11.

 Compliance Program. Anthem maintains an effective compliance program and standards of ethical business conduct, and requires its employees to act in accordance therewith. Anthem will provide a copy of its then current standards of business conduct to Vendor upon request.

12.12.

 Notification of Legal Matters. If any action is instituted against either party relating to this Agreement or any services provided hereunder, or in the event such party becomes aware of facts or circumstances which reasonably indicate the possibility of litigation with any provider, employer, Covered Individual, or any other third person or entity relevant to the rights, obligations or responsibilities or duties of such party under this Agreement, such party shall provide timely notice to the other, and the other party shall cooperate with the first party in connection with the defense of any such action by furnishing such material or information as is in the possession and control of the other party relevant to such action.

12.13.	Customer Contact. Vendor agrees that it shall not communicate, directly or indirectly, with any customer of Anthem unless Vendor has first obtained the prior written consent of Anthem.

12.14.

 Embedded Software. Within ninety (90) days of the Effective Date, all Open Source Software (as defined herein) and non-Open Source third-party software components provided by Vendor to Anthem shall be considered “Embedded Software” and subject to all warranties, indemnities and other requirements of this Agreement, including scope of license, maintenance and support. “Open Source Software” means any software, programming or other intellectual property that is subject to (i) the GNU General Public License, GHN Library General Public License, Artistic License, BSD license, Mozilla Public License, or any similar license, including those licenses listed at www.opensource.org/licenses; or (ii) any agreement with terms requiring any intellectual property owned or licensed by a party to be (a) disclosed or distributed in source code or object code form; (b) licensed for the purpose of making derivative works; or (c) redistributable. Vendor has identified each item of Embedded Software in writing, and has provided Anthem with copies of all relevant license agreements relating to such Open Source Software, and has sufficient rights to provide all Embedded Software to Anthem for use as permitted hereunder.

12.15.

 Deficit Reduction Act Notification to Vendor. Section 6032 of the Deficit Reduction Act of 2005 (“DRA”) and state laws enacted pursuant to the DRA require certain entities such as Anthem to establish policies and procedures to help the entity, and its contractors and agents, detect and prevent fraud, waste and abuse relating to services provided for certain government funded programs, including Medicaid. The DRA and state laws also require certain entities to make their Vendors aware: (a) of the provisions of the False Claims Act and similar state statutes prohibiting anyone from knowingly submitting or causing another person or entity to submit false claims for payment of government funds; and (b) that any person in violation is potentially liable for three (3) times the damages or loss to the government plus substantial civil penalties (currently Five Thousand Five Hundred Dollars ($5,500) to Eleven Thousand Dollars ($11,000)). In addition, the False Statements Act prohibits anyone from making false statements or withholding material information in connection with the delivery of services to, or payments from, the government. Violations of these acts can also result in criminal convictions and imprisonment of up to five (5) years. As part of Anthem’s policies designed to prevent fraud, waste and abuse, Anthem does not retaliate against personnel who report violations (or suspected violations) of state or federal False Claims Acts. Vendor agrees to adopt a similar non-retaliation policy for its employees and other personnel.

12.16.

 Transferred Entity. If at any time during the term of this Agreement, Anthem sells or otherwise transfers ownership of a business unit or Affiliate (a “Transferred Entity”) using any Vendor Services or entitled to purchase Vendor Services hereunder, at Anthem’s option the Transferred Entity may continue to use or maintain the right to purchase such Vendor Services for a period not to exceed six (6) months, under the terms and conditions of this Agreement, provided such Transferred Entity signs an agreement with Vendor agreeing to be bound by the terms and conditions of this Agreement and Vendor shall cooperate with Anthem, the Transferred Entity and any new vendor and any new vendor in a transition to a new vendor’s services.

12.17.

 Covenant Not to Trade on Insider Knowledge. Vendor acknowledges that Anthem, Inc. is a publicly traded corporation. Vendor agrees that it will not purchase or sell any stock of Anthem, Inc., or its Affiliates based on Confidential Information. Vendor further agrees that, if it discloses Confidential Information to any other person or entity in accordance with this Agreement, it will advise that other person or entity of the duty not to trade based on Confidential Information.

12.18.

 Entire Agreement. This Vendor Agreement and each exhibit, attachments, or other addenda attached hereto, together set forth the entire agreement of the parties with respect to the subject matter of such Agreement, and supersede any and all prior proposals, agreements, understandings, and contemporaneous discussions, whether oral or written, between the parties with respect to the subject matter of such Agreement. Notwithstanding the foregoing, any written responses or proposals by Vendor to requests for information by Anthem shall be deemed incorporated herein by reference.

12.19.	Exhibits. The following Exhibits are attached to and incorporated into this Agreement.

Exhibit A: Affiliates and Blue Plan Service Areas

Exhibit B: Anthem Holiday Schedule

Exhibit C: Vendor Services

Schedule I to Exhibit C: Hosting Services

Attachment A to Schedule I to Exhibit C : Hosting Security Requirements

Schedule II to Exhibit C: Support and Maintenance Services

Schedule III to Exhibit C: Performance Standards

Schedule IV to Exhibit C: Terms of Use for Consumer and Provider

Exhibit D: Compensation and Performance Guarantee

Exhibit E: Business Associate Agreement

Exhibit F: Medicare Compliance

12.20.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

12.21.

 No Primary Drafter. The Parties acknowledge and agree that they have mutually negotiated the terms and conditions of this Agreement and that any provision contained herein with respect to which an issue of interpretation or construction arises shall not be construed to the detriment of the drafter on the basis that such Party or its professional advisor was the drafter, but shall be construed according to the intent of the Parties as evidenced by the entire Agreement.

12.22.

 Force Majeure. In the event that a party is unable to perform any of its obligations under this Agreement due to, including without limitation, a natural disaster, actions or decrees of governmental bodies, terrorist activities or other events beyond such party’s reasonable control, and such event prevents such party’s performance notwithstanding that such party has madeall reasonable efforts to mitigate its effects (including efforts to implement its disaster recovery plan as required under this Agreement), such party’s obligations under this Agreement shall be suspended during the duration of any such event.

12.23.

 Order of Precedence. In the case of a conflict among the provisions in the Agreement and the Exhibits, including the Schedules and Attachments to the Exhibits, unless otherwise expressly provided with reference to the conflicting section, those of the Exhibits shall prevail over those of the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

American Well Corporation

By:	/s/ Danielle Russella
Name:	Danielle Russella
Title:	Executive Vice President
Date:	December 18, 2014

Anthem, Inc.

By:	/s/ John F. Jesser
Name:	John Jesser
Title:	VP & GM, LiveHealth Online
Date:	December 18, 2014

Anthem, Inc.

By:	/s/ Martin Silverstein
Name:	Marty Silverstein
Title:	Executive Vice President
Date:	December 18, 2014

EXHIBIT A

AFFILIATES AND BLUE PLAN SERVICE AREAS

I. Affiliates

The following companies are “Affiliates” under this Agreement.

Affiliates offering or administering Blue-branded products:

Anthem Blue Cross Life and Health Insurance Company

Anthem Health Plan of Kentucky, Inc. DBA Anthem Blue Cross and Blue Shield

Anthem Health Plan of Maine, Inc. DBA Anthem Blue Cross and Blue Shield

Anthem Health Plan of New Hampshire, Inc. DBA Anthem Blue Cross and Blue Shield

Anthem Health Plan of Virginia, Inc. DBA Anthem Blue Cross and Blue Shield

Anthem Health Plan, Inc. DBA Anthem Blue Cross and Blue Shield

Anthem Insurance Companies, Inc. DBA Anthem Blue Cross and Blue Shield

Blue Cross and Blue Shield of Georgia, Inc.

Blue Cross Blue Shield Healthcare Plan of Georgia, Inc.

Blue Cross Blue Shield of Wisconsin DBA Anthem Blue Cross and Blue Shield

Blue Cross of California DBA Anthem Blue Cross

Claim Management Services, Inc. DBA Anthem Blue Cross and Blue Shield

Community Insurance Company DBA Anthem Blue Cross and Blue Shield

Compcare Health Services Insurance Corporation DBA Anthem Blue Cross and Blue Shield

Empire HealthChoice Assurance, Inc. DBA Empire BlueCross BlueShield

Empire HealthChoice HMO, Inc. DBA Empire BlueCross BlueShield HMO

HealthKeepers, Inc.

Healthy Alliance Life Insurance Company DBA Anthem Blue Cross and Blue Shield

Health Management Corporation, Inc.

HMO Colorado, Inc.

HMO Missouri, Inc. DBA Anthem Blue Cross and Blue Shield

Matthew Thornton Anthem, Inc. DBA Anthem Blue Cross and Blue Shield

Peninsula Health Care, Inc.

Priority Health Care, Inc.

RightCHOICE Managed Care, Inc. DBA Anthem Blue Cross and Blue Shield

Rocky Mountain Hospital and Medical Service, Inc. (RMHMS) dba Anthem Blue Cross and Blue Shield

EXHIBIT B

HOLIDAY SCHEDULE

The following holidays are not Business Days. All other days not listed here are Business Days, except Saturdays and Sundays.

New Year’s Day

Martin Luther King Jr. Day

Memorial Day

Independence Day

Labor Day

Thanksgiving

Day after Thanksgiving

Christmas Day

If a holiday falls on a Saturday, then the preceding Friday is not a Business Day. If a holiday falls on a Sunday, then the following Monday is not a Business Day.

EXHIBIT C

VENDOR SERVICES

Commencing on the Effective Date, Vendor shall render the services described in this Exhibit C.

1. DEFINITIONS. All capitalized terms used herein shall have the meanings given to them pursuant to the Agreement unless otherwise set forth herein. The following additional definitions shall apply to this SOW.

1.1. Administrative User means an Anthem employee or Third Party Contractor that Anthem reasonably believes requires access to the American Well System to perform American Well System administration and other supported “back office” functionality.

1.2. American Well Documentation means the standard published materials authorized and distributed by Vendor to its licensees that describe the American Well System, and the installation and use of the American Well System.

1.3. American Well System means the internet-based service provided by American Well to make available Online Care Enterprise, American Well’s proprietary software platform that allow patients and healthcare providers to have live visits through video, secure text chat, phone and mobile devices. The Online Care Service includes Error Corrections and Enhancements to Online Care Enterprise (as such terms are defined in the American Well Hosting Operations Guide)

1.4. Authorized User means an individual whom Anthem has authorized to use the American Well System, including without limitation any individual who is (i) an Administrative User, (ii) a Provider or (iii) a Covered Individual.

1.5. Authorized User Data means all data relating to Authorized Users, delivered to Vendor for use in its performance of services, including without limitation (i) all data that personally identifies an Authorized User and (ii) all data related to Authorized Users which Authorized Users or Anthem subsequently input in the form of new entries or updates or modifications.

1.6. Designated Equipment means the equipment on which the American Well System is installed at the Designated Site, as defined in this Exhibit C.

1.7. Designated Site means (a) for so long as Vendor provides the Hosting Services (as defined in Schedule I to this Exhibit C), (a) the site from which Vendor provides such Hosting Service or (b) if Vendor is no longer providing Hosting Services, the site specified in an advanced written notice to Vendor by Anthem at any time after it is determined that the Vendor will no longer provide such Hosting Services or any site specified in an advanced written notice to Vendor by Anthem thereafter; provided, however, that Vendor shall provide a response to any such Anthem request for consent within thirty (30) days from the date on which Vendor receives such request for consent, except that if Vendor requirements for due diligence may cause a delay, Vendor will provide Anthem with notice of such delay and shall respond to such request for consent as soon as reasonably practicable but in no event after more than sixty (60) days from the date on which Vendor receives such request for consent unless otherwise agreed to in writing by the parties.

1.8. Enhancement means a change or addition, including any minor or major upgrade or version (other than an Error Correction, as defined in Section 1.11 of this Exhibit C, or New Product, as defined in Section 1.15 of this Exhibit C) that improves the function or substantially enhances the performance of the American Well System or portion thereof, as licensed hereunder, and is provided generally at no additional charge, to licensees of the American Well System who contract for Support and Maintenance Services, as defined in Schedule II to Exhibit C.”

1.9. Error means a defect in the American Well System that results in the American Well System not functioning in material conformity with the American Well Documentation and/or the Agreement.

1.10. Error Correction means a change to the American Well System, or a workaround, that is in a form that allows its application to the American Well System to reestablish material conformity with the American Well Documentation and the Agreement.

1.11. License means a limited, nonexclusive, non-transferable, non-sublicensable, license during the term of the Agreement to (i) use the American Well System, in Object Code (as defined in Section 1.20 of this Exhibit C) format only, only on the Designated Equipment and at the Designated Site, to implement and operate an Online Health Services (as defined in the Agreement) capability in the United States or any part(s) thereof; and (ii) to use the American Well Documentation to support such authorized use of the American Well System. As part of the License, Anthem may allow Authorized Users to access and use the American Well System on the Designated Equipment at the Designated Site.

1.12. Major Release means a release of the American Well System denominated by the number to the left of the decimal point (e.g., 2.0, 3.0).

1.13. Minor Release means a release of the American Well System denominated by the number to the right of the decimal point (e.g., 2.1, 3.1).

1.14. New Product means a Vendor product that is not an Enhancement that consists of substantial new features and functionality which is marketed and sold as a separate new product and which is priced, licensed or sold by Vendor to customers and potential customers.

1.15. Object Code means executable, machine-readable software code.

1.16. Online Health Services means health care services rendered by licensed health care professionals who use the American Well System to communicate with consumers.

1.17. Practice means a Provider or a Provider Group that Anthem has authorized to have access to a Practice Site.

1.18. Practice Site means a, customized and distinct practice specific subdomain within one production instance of the American Well System which is operated by Anthem. A Practice Site enables the creation of private-labeled subdomains for a single Provider or Provider Group. Each Practice Site can serve up to a maximum of [***] Providers, all of whom must be affiliated in one (1) Provider Group and whom must be members of the same Provider Group.

1.19. Professional Services. Means those additional services and deliverables the Vendor provides in conjunction with the operation of the American Well System as agreed to by the parties and set forth in a Statement of Work.

1.20. Provider means a physician, nurse or other provider of Online Health Services, authorized by Anthem to provide care through the American Well System.” “Provider Group” means a two or more Providers who are affiliated with each other.

1.21. Single Instance means the sole Anthem production instance of the American Well System as licensed under this Agreement, as authorized to be operated by or on behalf of Anthem in accordance with Section 2.1 of this Exhibit C.

1.22. Source Code means the American Well System proprietary software code in human-readable, programming language.

1.23. Statement of Work means a written document, executed by Anthem and Vendor pursuant to this Agreement and referencing this Agreement, which includes a project plan for the provision of the applicable Vendor Services (as defined in the Agreement) by Vendor, including the projected schedule, the fees to be paid and schedule for payments, and such additional provisions as the parties may agree.

1.24. Anthem Provided Content means any data, content or communications other than Anthem Information which are provided to Vendor by or on behalf of Anthem for inclusion in the Services.

2.	AMERICAN WELL LICENSE SYSTEM

2.1. License Grant. Vendor hereby grants to Anthem a License for use of the American Well System in the United States. Under this License, Anthem, or an Affiliate of Anthem on Anthem’s behalf, will have the right to operate on behalf of Anthem one production instance of the American Well System.

2.2. License Term. The License granted to Anthem in Section 2.1 above shall be in effect for as long as the Agreement is in effect (the “License Term”), which License Term shall commence on the Effective Date (as defined in the Agreement) and terminate as set forth herein.

2.3. Restrictions on use.

2.3.1. Third Parties. Anthem’s access to and use of the American Well System is restricted solely to its Administrative Users who are required by Anthem to maintain the American Well System confidential in accordance with this Agreement. Except for providing access to Authorized Users including Third Party Contractors as permitted hereunder, Anthem shall not directly or indirectly distribute, transfer, sell, rent, lease, sublicense or loan the American Well System or American Well Documentation to any other party. Anthem agrees that it is fully responsible for the actions of each of its employees and agents with respect to the proper use and protection of the American Well System, whether or not such individual is or was acting within the scope of his or her employment or authority. The rights granted to Anthem herein expressly exclude the right to make the American Well System or American Well Documentation available to third parties in a service bureau arrangement or for any similar commercial time sharing or third party training use. Anthem shall not use, or allow others to use, the American Well System in any manner other than as expressly provided for in this Agreement.

2.3.2. Terms of Use. Anthem agrees that prior to any use of the American Well System by an Authorized User, such Authorized User (for both providers and for consumers) shall be required to agree to terms of use governing use of the American Well System and substantially in the form of SCHEDULE IV TO EXHIBIT C. The terms of use may be updated on a periodic basis by Anthem and submitted to Vendor for approval (not to be unreasonably withheld) and, if approved, inclusion in the American Well System.

2.3.3. Copies. If Vendor hosts the American Well System for Anthem, Anthem shall not copy, in whole or in part, the American Well System. If Anthem hosts the American Well System, Anthem may make a reasonable number of copies as necessary to exercise the License as set forth above, including a reasonable number of copies for archival, back up and disaster recovery purposes, for use solely at the Designated Site(s) so long as such Designated Site(s) are owned or controlled by Anthem. Anthem may make a reasonable number of copies of the American Well Documentation as necessary to support Anthem’s licensed use of the American Well System. Anthem shall reproduce and include in all copies of the American Well System and the American Well Documentation the copyright notices and proprietary legends as they appear in the American Well System and American Well Documentation and as found on the media containing the American Well System licensed hereunder.

2.3.4. No Reverse Engineering; No Unauthorized Use. Notwithstanding anything to the contrary in Section 8 of the Agreement, Anthem shall not have the right under this Agreement: (i) to reverse engineer, decompile, disassemble, re-engineer or otherwise create or attempt to create or permit, allow, or assist others to create the Source Code of the American Well System, or their structural framework; (ii) to modify or create Derivative Works of the American Well System; or (iii) to use the American Well System in whole or in part for any purpose except as expressly provided under this Agreement. Notwithstanding the foregoing, Anthem may modify and create Derivative Works of the American Well Documentation for the purpose of creating technical materials for internal use by Anthem and for the purpose of creating training materials for use by Administrative Users or Providers. In any such Derivative Works of the American Well Documentation, Anthem agrees not to make any material misrepresentation as to the performance or functionality of the American Well System. Anthem shall reproduce and include in all copies of the American Well System and the American Well Documentation the copyright notices and proprietary legends as found on the American Well System and American Well Documentation at the time the copy was made and as found on the media containing the American Well System licensed hereunder at the time the copy was made.

2.3.5. Third Party Components. The software, content or services provided by Vendor from a third party listed on Schedule III to Exhibit C attached hereto (“Third Party Components”) are provided to Anthem hereunder subject to the terms and conditions of the applicable third party agreement accompanying such Third Party Components (the “Third Party Agreements”), which terms and conditions, including pricing, for such Third Party Components may change from time to time. Anthem’s use of the Third Party Components in accordance with the terms and conditions of the Agreement is within the scope of use permitted by the Third Party Agreements. If any such Third Party Components become unavailable to Vendor for any reason, Vendor reserves the right to remove such Third Party Components from the American Well System. Vendor shall provide reasonable advance written notice to Anthem of any such removal on the condition that Vendor receives reasonable advance notice from the provider of such Third Party Components in the event that removal is due to the Third Party Components becoming unavailable from such provider. Vendor will use commercially reasonable efforts to obtain a replacement for any such Third Party Components prior to the date such Third Party Components become unavailable to Vendor. If Vendor fails to provide a reasonably equivalent replacement for such Third Party Components and Anthem notifies Vendor that Anthem’s ability to use the American Well System is materially and adversely affected, then Vendor shall have sixty (60) days from the date of Anthem’s notice to address such material and adverse impact, and if Vendor fails to correct such material and adverse impact within the foregoing sixty (60) day period, Anthem may exercise its rights under Section 4.2 (“Standard of Care”) in the Agreement.

2.3.6. Reservation of Rights. Notwithstanding anything to the contrary contained herein, Vendor shall at all times solely and exclusively own all rights, title, and interest in and to the American Well System, the American Well Documentation and all Derivative Works thereof, materials created or generated by Vendor in performance of services, and all intellectual property rights in the foregoing. No implied licenses are granted herein. Without limiting any prohibition provided herein, Anthem hereby assigns to Vendor all right, title and interest in and to the American Well System, the American Well Documentation, and all Derivative Works of the foregoing, and all materials created or generated by Anthem in connection with this Agreement.

3.	SOURCE CODE

3.1. Escrow. After execution of this Agreement, Vendor shall add Anthem as a beneficiary under Vendor’s current escrow agreement with Iron Mountain Intellectual Property, Inc., pursuant to which Vendor shall escrow the Source Code for Anthem’s benefit throughout the term of the Agreement. Vendor shall pay and be responsible for fees to establish and maintain such escrow agreement. Anthem shall pay and be responsible for the associated beneficiary fees set forth in such escrow agreement.

3.2. Conditional Source Code License.

3.2.1. Upon the occurrence of a Source Code Release Event (defined in this Section 3.2.3 below), Vendor hereby grants to Anthem a nonexclusive, royalty-free, non-transferable, non-sublicensable, limited license during the Release Period (defined this Section 3.2.2 below) to use, copy, modify, and create Derivative Works of the Source Code in such manner as is necessary to develop and deploy Error Corrections for Anthem’s own internal use in accordance with this Agreement.

3.2.2. For purposes hereof, “Release Period” means the period of time between the occurrence of the Source Code Release Event and the correction of the situation giving rise to the Source Code Release Event, but in the case of Bankruptcy, it shall be the period of time between the commencement of Bankruptcy and the cessation of the Bankruptcy event. Immediately upon conclusion of the Release Period, Anthem shall cease use of and destroy or, at Vendor’s discretion, return all copies of the Source Code to Vendor.

3.2.3. For purposes hereof, “Source Code Release Event” means the existence of the following circumstances: BOTH (A)(i) Vendor ceases to be in the business of providing Support and Maintenance Services with respect to all versions of the American Well System for at least thirty (30) consecutive days; or (ii) upon the Bankruptcy of Vendor if as a result of such Bankruptcy, Anthem’s ability to perform its contractual obligations to its customers with respect to the American Well System is materially adversely affected without release to Anthem of the Source Code; AND (B)(x) Vendor’s obligation to provide Support and Maintenance Services has not been assumed by another party under the conditions set forth in Agreement, and (y) Anthem cannot obtain substantially similar support and maintenance services at a substantially similar cost for the American Well System from another party; OR (C) Vendor has failed to provide Support and Maintenance Services to Anthem and (a) such failure constitutes a material breach of Vendor’s obligation to provide Support and Maintenance Services under the Agreement, (b) Anthem has provided advance written notice of such failure, (c) Vendor has not cured such failure and (d) the Source Code is needed to cure the failure.

3.2.4. For purposes of this Agreement, bankruptcy shall be deemed to have occurred with respect to Vendor upon the happening of any of the following: (a) a trustee is appointed to wind down the operations of Vendor and liquidate its assets; (b) an involuntary proceeding is commenced against Vendor under Title 11 of the United States Code (the “Bankruptcy Code”) and such petition is not dismissed within ninety (90) days of the filing thereof; (c) a voluntary proceeding is commenced by Vendor under the Bankruptcy Code and Vendor has not, within one hundred twenty (120) days after entry of the order for relief, filed a plan of reorganization that has a reasonable possibility of being confirmed within a reasonable time; or (d) the making by Vendor of a general assignment for the benefit of creditors.

4.	GENERAL OBLIGATIONS OF THE PARTIES RELATIVE TO THE AMERICAN WELL SYSTEM

4.1.1. Service Warranty. Vendor warrants that all Vendor Services (including Professional Services) shall be performed by qualified personnel in a good and workmanlike manner.

4.1.2. American Well System Warranty. Vendor covenants and warrants that the American Well System will perform substantially in accordance with the material portions of the standard published materials authorized and distributed by Vendor to its service customers that describe the use of the American Well System. Vendor does not covenant or warrant that operation of the American Well System will be uninterrupted or error free.

4.1.3. Remedy. So long as Anthem notifies Vendor in writing of a breach of the foregoing warranties in Sections 4.1.1 and 4.1.2, Vendor will use commercially reasonable efforts to repair the American Well System or Vendor Service or replace or re-perform the same. If Vendor fails to cure or to make substantial progress towards cure of such breach within 30 days of receipt of notice from Anthem of breach of this warranty, as Anthem’s sole and exclusive remedy for such failure, Vendor shall refund to Anthem a pro-rata proportion of the pre-paid license fees paid by Anthem). This refund shall be Anthem’s exclusive remedy for a breach of the covenant and warranty stated in this section.

4.1.4. Disclaimer of Warranties. Except as provided in section 4.1.1 and 4.1.2 above, vendor hereby expressly excludes and disclaims all warranties of any kind whatsoever relating to the American Well System. Without limiting the generality of the immediately preceding sentence, vendor disclaims any implied warranties of merchantability, fitness for a particular purpose and non-infringement in respect of the American Well System. Except as provided in sections 4.1.1 and 4.1.2, American Well is providing the American Well System to Anthem and Authorized Users “as is”, with no other warranties whatsoever, including, without limitation, any warranties arising from course of dealing, course of performance or usage of the trade. Further, Vendor does not warrant that the American Well System will be error-free or be provided (or be available) without interruption or with continuous access. Vendor makes no warranties with respect to content, products and services of third parties which vendor may supply to Anthem for use in connection with the American Well System.

Anthem acknowledges and agrees that vendor is not engaged in the practice of medicine and that Vendor is not determining appropriate medical use of any data or services provided by vendor in the American Well System. All medical diagnostic and treatment decisions are the responsibility of providers.

4.1.5. Exclusions. The warranty in Section 4.1.2 shall not apply to the American Well System to the extent that it has been modified by any party other than Vendor, unless such modification was at the direction of Vendor. Vendor shall have no obligation to Anthem under the warranty, or otherwise, if the failure of the American Well System to meet the warranty can be attributable to causes that are not the responsibility of Vendor.

4.1.6. Application Hosting. Vendor shall provide the Hosting Services described in Schedule I to this Exhibit C and otherwise subject to the provisions of the Agreement. The parties may mutually agree to transfer the Hosting Services to Anthem or to engage a third party to host the Single Instance of the American Well System. Vendor shall not be required to consent to any transfer to a third party unless such third party agrees to enter into a confidentiality agreement with Vendor prior to hosting the American Well System for Anthem, which agreement shall contain terms that are at least as restrictive as the obligations of confidentiality set forth in the Agreement as well as restrictions on the use of the American Well System limited to the hosting purpose. In any event, the hosting of the American Well System by a Third Party Contractor shall always occur within the United States of America.

4.1.7. Updates. The parties hereto agree to use good faith efforts to negotiate any required updates under this Section 4.1 prior to January 30, 2015.

4.2. Anthem Provided Trademarks and Materials. As described in the American Well Documentation, Anthem may brand the American Well System with Anthem’s logo or other trademark, tradename or newly developed name (each a “Anthem Mark”), provided that Anthem shall not modify in any manner any of the copyright notices, proprietary legends or Vendor branding that appears in the copy of the American Well System provided to Anthem without Vendor’s prior written consent. The Vendor logo (and/or such other Vendor designation as agreed by the parties), in at least 10 point font if it is text, or in at least 176x32 pixels if it is a picture, shall appear on every page of the American Well System.

4.3. Duties in the Event of a Claim, Suit or Medical Incident.

(a) If Anthem becomes aware of any medical incident involving a service provided through the American Well System which may reasonably be expected to give rise to a claim being made against any Provider, Anthem shall notify Vendor in writing as soon as possible (but in any event within ten (10) Business Days, as defined in the Agreement). To the extent possible, notice should include: (i) how, when and where the medical incident took place; and (ii) the nature and location of any injury or damage arising out of the medical incident.

(b) If Anthem becomes aware of a claim or suit brought against a Provider arising out of a medical incident involving a service provided through the American Well System, Anthem shall (i) immediately record the specifics of the claim or suit and the date received; (ii) provide Vendor with written notice of the claim or suit as soon as possible (but in any event within ten (10) Business Days); and (iii) immediately send Vendor copies of any demands, notices, summonses or legal papers received in connection with the claim or suit.

(c) Required Investigation. Upon receipt of notice from Vendor or other party of any complaint about a Provider or Anthem, Anthem shall promptly initiate an investigation of the complaint in accordance with Anthem’s standard risk management processes and take such actions as are deemed necessary to prevent the occurrence of medical incidents involving a Provider or Anthem that may give rise to injury or liability.

4.4. Clearance for Certain Anthem Provided Software. If Anthem will provide any software or access to software to Vendor, then before commencement of Vendor’s services or before such software is accessed or used by Vendor, Anthem shall have the opportunity to ascertain whether it has the license rights to permit Vendor to access and use the third-party software needed for such purpose. Anthem may cancel or postpone any specific work with Vendor (without any financial penalty and without such cancellation constituting a breach of contract by Anthem) if Anthem determines that it does not possess the needed license for Vendor’s provision of the American Well System for which such third-party software is needed

4.5. Cooperation with and Access by Third Parties. Anthem may from time to time hire Third Party Contractors to perform services or provide products relating to Anthem’s business, which may be integrated with the American Well System (an “Integrated Project”). Vendor shall cooperate with and work in good faith with any Anthem Third-Party Contractor(s) as reasonably requested by Anthem in connection with the use of the American Well System. Subject to the restrictions on confidentiality and use contained in this Agreement and other appropriate protections as may be necessary in Vendor’s reasonable discretion, such cooperation may include knowledge sharing of standards, policies, quality assurance and testing processes, as applicable, to ensure smooth deployment of Integrated Projects and/or the smooth and efficient transition of the American Well System to or from, Vendor and any Anthem Third Party Contractor. Notwithstanding the foregoing, Anthem may not provide any Third Party Contractor access to the American Well Documentation, any system design or system configuration documentation relating to the American Well System or to the installation of Vendor’s software or related technology without the express prior written consent of Vendor. Subject to the foregoing, nothing in the Agreement shall restrict access by a Third Party Contractor to the American Well System and/or Works, as applicable, as an Administrative User (but not as an Administrative User with system configuration privileges) as reasonably required for such Anthem Third Party Contractors to perform functions for and on behalf of Anthem; and provided that such Anthem Third Party Contractors shall use or access the American Well System solely for Anthem’s benefit and shall have agreed to confidentiality provisions no less restrictive than those contained in this Agreement. Anthem shall remain responsible for such Anthem Third Party Contractor’s use or access to the American Well System in accordance with the terms of the Agreement. Notwithstanding the foregoing, Anthem may not provide access to the American Well System, nor shall Vendor be required to cooperate with, any Anthem Third Party Contractor that is a Vendor Competitor. For purposes hereof, “Vendor Competitor” shall mean an entity engaged or, to Anthem’s knowledge, intending or planning to engage, in the development, distribution, and/or sale of a technology platform (or technology or services related thereto) that brokers the real-time availability of professional services in a market place between consumers and the providers of such professional services or facilitates communication among various involved parties, including, but without limitation, among providers of professional services

4.6. General Obligations.

4.6.1. Obligations of Anthem Relating to Professional Services. Vendor shall have no liability to Anthem for Anthem’s damages, expenses or costs from delays or failures in Vendor’s performance of the Services under the applicable Statement of Work resulting from: (i) failure of Anthem to perform its responsibilities set forth in this Section 4.6; or (ii) failure of Anthem to provide accurate and complete data and instructions, in accordance with the procedures set forth in the applicable Statement of Work. Any delays in performance by Anthem shall result in a corresponding extension in the time periods for performance by Vendor of any of its obligations that rely on the performance of Anthem that was delayed. Such delays may result in an adjustment to the fees described in the applicable Statement of Work.

4.6.2. Requests for Enhancements. At any time during the Term (as defined in the Agreement), Anthem may request that Vendor develop an Enhancement to the American Well System for Anthem. Anthem shall submit such request to the Executive Steering Committee. If the Executive Steering Committee decides that such request should be the subject of a Statement of Work for the development of the Enhancement, the parties will negotiate in good faith the terms and conditions of such Statement of Work.

SCHEDULE I to EXHIBIT C

Hosting Services

Subject to the terms and conditions herein, Vendor shall provide the services described in this Schedule I to Exhibit C (the “Hosting Services”) to Anthem for the License Term (as defined in Exhibit C) or such time as the parties agree to transfer to the Hosting Services to a third party in accordance with Section 3.2 of Exhibit C.

1.	HOSTING SERVICES

1.1. Hosting Services Provided. Vendor shall host, maintain and provide the American Well System to Authorized Users in accordance with the terms and conditions set forth herein and in the Agreement. Vendor agrees to provide to Anthem the following throughout the Hosting Term: Vendor shall provide and maintain all facilities, equipment, software and other items required for providing the Hosting Services. Anthem consents to Vendor’s engagement of the subcontractors specified on Attachment A to this Schedule I to Exhibit C for the provision of Hosting Services or other subcontractors approved in writing by Anthem in advance of Vendor’s engagement of such subcontractors (each, an “Approved Subcontractor”). In the event Vendor outsources or subcontracts all or a portion of the Hosting Services to an Approved Subcontractor, Vendor shall remain responsible for meeting all of its obligations under this Agreement. Vendor shall maintain, during the Hosting Term, commercially reasonable maintenance agreements for the hardware, system software and network infrastructure used by Vendor in its performance of the Hosting Services hereunder.

1.2. Technical Standards. Vendor agrees that Hosting Services shall be consistent with current telecommunications and Internet industry standards, as the same may change from time to time. For measurements required herein, Vendor may assume a stable, standard T1 connection to the Internet and measurements made at random times throughout the day. Upon request, Vendor will provide Anthem with a list of minimum recommended and technical PC standards for access to and use of the American Well System.

1.3. No Disabling Code. During the Hosting Term, Vendor represents and warrants that prior to delivery of the American Well System to Anthem it has successfully tested the American Well System to determine if the American Well System contains threats known as software viruses, time or logic bombs, trojan horses, worms, trap doors or other functions, instructions, devices or techniques, whether implemented by electronic, mechanical or other means, that can or were designed to erase data or programming, infect, disrupt, damage, disable or shut down a computer system or any component of such computer system, including, but not limited to, its security or user data, or otherwise cause the American Well System to become inoperable or incapable of being used in accordance with the American Well Documentation.

1.4. Hosting Location. Vendor shall deliver the Hosting Services from a site or sites located in the United States, each of which shall be SAS-70 certified or certified under another equivalent standard. The Hosting Services will be rendered in a facility that is consistent with high industry standards for fireproofing, power and backup generation, structural integrity and resistance to other natural and man-made disruptions (the “Facility”). In addition, the Facility shall be secured against physical and electronic intrusion in a manner consistent with high industry standards. Vendor shall provide Anthem with at least thirty (30) days prior written notice of a change in the location from which Vendor delivers the Hosting Services. For purposes of this Agreement, Vendor shall be deemed to have met the requirement of “high industry standards” in respect of an obligation hereunder if the Facility has been verified by a SAS-70 audit to have controls suitably designed to achieve respective defined control objectives.

1.5. Multiple Telecommunications Providers. The Facility shall be served by no less than two (2) separate high-speed telecommunications providers and the Facility shall have the ability to switch between telecommunications providers to reduce outages.

1.6. No Commingling. Anthem’s Services shall not be commingled with the Logical Systems (as defined below) or data of any other customer of Vendor. Vendor shall ensure that Anthem data and logical systems are not accessible to non-Authorized Users for any reason and shall promptly report any breaches of security to Anthem. “Logical Systems” are systems or applications which have sufficient controls in place to prevent accidental or intentional access to client data by an Authorized User of another client. Logical separation of Logical Systems may be achieved through the use of unique database connection strings or instances, client specific encryption keys, network access controls and/or the use of client specific logical storage groups.

1.7. Security. Vendor shall implement security measures in accordance with the specifications set forth on Attachment B to this Schedule I to Exhibit C. Anthem reserves the right to terminate the Agreement in accordance with Section 7.3 thereof if Vendor is in material breach of its obligations under this Section 1.8.

2.	ANTHEM OBLIGATIONS

As a condition to Vendor’s performance of the Hosting Services, Anthem agrees as follows:

2.1. Security. Anthem shall ensure that it has adequate security mechanisms in place to protect the confidentiality of Authorized Users’ passwords and IDs. In addition, Anthem shall secure and encrypt all information electronically transmitted to Vendor using encryption technology as agreed by the parties from time to time. Anthem shall have installed and maintain via automatic updates virus protection software or equivalent patched hardened server environment on all servers transmitting data to the Vendor environment.

2.2. Tortious, Criminal, Illegal Activity, Violations of Terms of Use. Upon either party’s reasonable belief that tortious, criminal or illegal activity, or any activity in violation of the Terms of Use may be associated with an Authorized User’s utilization of the American Well System, such party may, and in the case of Vendor, upon prior written notice (if possible or as soon as possible thereafter) to Anthem, describing in reasonable detail such alleged activity, without incurring any liability, temporarily suspend such Authorized User’s account solely for the amount of time necessary for the investigation and resolution of the issue or terminate such Authorized User’s account, in its reasonable discretion. The parties agree to promptly cooperate in good faith to address such issues.

2.3. Operating Environment. Anthem shall be responsible for delivering and receiving data, and ensuring that Administrative Users deliver and receive data, from and to the Vendor servers via protocols and standards agreed upon by Vendor and Anthem. Anthem shall be responsible for procuring connectivity to access or use the Hosted Services and for paying all charges related thereto.

3.	AUTHORIZED USER DATA

3.1. Return of Authorized User Data. Upon request by Anthem at any time during the Hosting Term and upon expiration or termination of the Hosting Term, Vendor will (A) promptly return to Anthem all or any part of Authorized User Data; and (B) erase or destroy all or any part of Authorized User Data in Vendor’s possession, in each case to the extent so requested by Anthem, except that Vendor may keep one copy of the Authorized User Data (i) for purposes of resolving any dispute which may arise between Anthem and Vendor with respect to the Hosting Services under the Agreement, or any litigation which may arise, or (ii) in order to provide Hosting Services hereunder in compliance with, or in order to verify compliance with, any applicable law related to Vendor’s provision of the Hosting Services hereunder. Each request for the return of Authorized User Data pursuant to this Section must be submitted to Vendor in writing signed by the Anthem Executive Sponsor Anthem acknowledges that Vendor will need at least seven (7) Business Days to comply with any request under this Section. Anthem shall pay Vendor for the cost of preparing and providing Anthem with the returned data at Vendor’s then current hourly rates as set forth in the applicable Statement of Work.

3.2. Use of Authorized User Data by Vendor. In compliance with applicable law, Vendor may use Authorized User Data for internal business purposes related to the delivery of the Hosting Services (but in any case, not for business purposes unrelated to the provision of the Vendor Services to Anthem), including without limitation for the provision of support, hosting capacity planning and joint Vendor/Anthem marketing initiatives.

4.	UPGRADING & VERSIONING

Vendor shall provide Error Corrections and Enhancements to Anthem at no additional charge in accordance with Exhibit C, and Vendor will be responsible for installing and implementing such Error Corrections and Enhancements.

5.	BACKUP AND DISASTER RECOVERY SERVICES

5.1. Backup. In connection with the delivery of Hosting Services, Vendor will provide backup services in accordance with the provisions of Exhibit D.

5.2. Disaster Recovery. Vendor shall implement and maintain a disaster recovery plan and shall test and recover the American Well System in compliance with such plan. Vendor shall deliver to Anthem a copy of the current plan once per year during the Hosting Term. Such disaster recovery plan shall meet, at a minimum, the following criteria assuming all infrastructure is available and fully operational:

(a) Recovery Time Objective (“RTO”) for recovery to a provisional system with limited functionality within seventy-two (72) hours from the disaster or declared disaster;

(b) Recovery Point Objective (“RPO”) of not more than twenty-four (24) hours of data loss prior to the point of the business interruption;

Once per calendar year, Vendor will perform exercises to test Vendor’s capabilities to recover data from offsite storage and to build out a provisional system.

The parties must notify the other party by phone of a disaster or declaration of a disaster. Vendor must notify Anthem by calling Anthem’s Network Operations Center @ 800-647-1857 (24 x 7 x 365). E-Mail is not an acceptable form of communication when contacting Anthem regarding a technical issue or outage. All contact must be made to the Network Operations Center.

6.	REPORTING

Once each month, Vendor shall provide Anthem with written reports in connection with the delivery of Hosting Services in accordance with the provisions of Exhibit D.

7.	DESIGNATED URL

7.1. During the Term of the Agreement, and subject to the terms and conditions of the Agreement, and so long as Vendor is providing the Hosting Services, Anthem will designate a URL/hosting domain (“Designated URL”), which may incorporate Anthem’s trademark(s), in whole or in part. The American Well System shall be operated at the Designated URL. Vendor shall be responsible for (a) registering the Designated URL with a reputable registrar (and identifying Vendor as administrative contact for the Designated URL), and (b) maintaining the Designated URL; in each case for Anthem’s benefit, and solely for the purpose of providing the Vendor Services to Anthem. In no event shall the foregoing be construed to grant Vendor any right with respect to any of Anthem’s trademarks, and Vendor acknowledges that any and all use of the Designated URL by Vendor shall be subject to the license provisions in Exhibit C of this Agreement and shall inure solely to the benefit of Anthem. Upon expiration or termination of this Agreement or the Hosting Services, Vendor shall promptly take all steps as may be reasonably necessary to assign and transfer the Designated URL to Anthem (or Anthem’s designee) in accordance with the domain name transfer procedures of the applicable registrar, including executing applicable domain name registrar transfer agreements or documents, assignments, lawful oaths and any other papers which Anthem may deem necessary or desirable at Anthem’s expense.

7.2. During the Term (as defined in the Agreement), and subject to the terms and conditions of the Agreement, and so long as Vendor is providing the Hosting Services, Anthem grants to Vendor a non-exclusive, limited, revocable, non-transferable, non-sublicenseable license to use Anthem’s trademark(s) (including the Designated URL) only as reasonably necessary for Vendor to provide the Vendor Services to Anthem. All use of such trademark(s) shall be subject to the quality control provisions in the Agreement, and shall inure solely to the benefit of Anthem.

ATTACHMENT A to SCHEDULE I to EXHIBIT C

APPROVED SUBCONTRACTORS

Data Destruction Solutions

DR Fortress

IBM Security Services

Internap (approved but not in use)

Navisite/Time Warner Telecom

ReCall

Savvis (approved but not in use)

Presidio Solutions (for corporate IT subcontracted work)

Reliant/MSDI (for SAN maintenance and support)

Tenable Network Security (PCI scan reviews)

Clearskies Inc.

Tenable Cloud

Zivelo

Orion

RED

Insight

Redyrek

Silverpop

Transfirst

Surescripts

Vendor may update the foregoing list at any time by notice provided to Anthem.

ATTACHMENT B to SCHEDULE I to EXHIBIT C

Hosting Security Requirements

1.	PHYSICAL SECURITY

Physical access to Vendor’s Internet Data Center (“IDC”) will be restricted to authorized personnel only. Access to the Area where Anthem Information is processed will be restricted to those personnel specifically authorized by Vendor or Anthem. Access to the IDC buildings is limited and non-employees are escorted by Vendor approved personnel. Access to these areas is to be controlled by key or physical token. All access to these areas is to be logged for audit purposes. Equipment which contains Anthem Information will be physically secured within the computer room.

2.	SYSTEM SECURITY

All remote access capabilities (to the systems or areas behind the firewall) require authentication procedures. Authentication will be implemented using a minimum of username and encrypted password verification. Vendor will implement a policy that passwords will be selected such that system passwords are complex enough in length to reduce “dictionary attacks” to crack these passwords. All system access except that absolutely necessary to utilize and administer the American Well System will be configured by Vendor to prevent an intruder from gaining access to the system. All requests denied access will not receive any information about the Vendor hosting configuration. Vendor shall track and implement applicable security patches and updates to all software products used in the American Well System including but not limited to operating systems, database management systems, third party products, firewalls, anti-virus software, anti-virus signature/definition files, intrusion prevention and detection software or firmware used in networking equipment. Unless otherwise required, these changes will be applied during Scheduled Maintenance.

3.	OFFERING SECURITY

No third party shall have access to Anthem Information or web server access log files containing URLs used exclusively by Anthem. All user input and data, including URL name-value arguments, will be checked for its appropriateness based on its format, size and validity. All outside data requests (i.e., http/https requests) are allowed in a specified, controlled format which is processed by Vendor according to prescribed procedures and the request results are then sent back to the outside party. The main Vendor servers do not have the ability to remotely execute arbitrary outside requests, except for requests included in the product offering and remote management performed over a secure connection, according to Section 2 above. All traffic traversing any unsecured network, used to remotely manage the Vendor servers, will be performed over a secured, encrypted VPN tunnel.

4.	NETWORK SECURITY

The Vendor network contains packet filter(s) which have been configured to allow access only to the protocols necessary to allow the American Well System to function. All other network access to Vendor by third parties is segmented to provide Vendor’s network traffic in isolation of other network traffic. All other protocols are explicitly denied. Monitoring procedures of the firewall will immediately inform Vendor of any unauthorized access or otherwise suspicious attempts to access secured portions of the system across the network.

5.	GENERAL

Vendor shall report any security breaches or compromises to Anthem within one (1) Business Day (as defined in the Agreement) following the day on which Vendor qualifies the occurrence, not to exceed five (5) Business Days following the event, or earlier if required by applicable law. Any security breaches or compromises shall be terminated immediately through the best efforts of Vendor. At no time shall Vendor allow any security breach or compromise to persist for any amount of time in order to determine the identity of the perpetrator or for any other reason, except as required by law or Anthem or as deemed necessary by Vendor to stop the compromise. Vendor shall present Anthem with documentation of the cause, remedial steps and future plans to prevent a recurrence within five (5) Business Days following the day on which Vendor qualifies the occurrence of the security breach or compromise. If these measures are not deemed acceptable, based on Anthem’s reasonable judgment, Vendor shall, upon receipt of written request from Anthem, enter into good faith negotiations to address the differences within five (5) Business Days.

SCHEDULE II to EXHIBIT C

Support and Maintenance Services

Subject to the Agreement, Vendor shall provide the services described in this Schedule II to Exhibit C (the “Support and Maintenance Services”) to Anthem described below on the terms and conditions set forth herein.

1.	MAINTENANCE SERVICES: DELIVERY OF UPDATES

Vendor shall provide Anthem with updates to the American Well System containing Error Corrections, and, in certain instances, minor or major Enhancements. Vendor shall make available such Error Corrections and Enhancements to Anthem at or around the time that such Error Corrections and Enhancements are made available generally to Vendor’s customers, to which Vendor provides similar services. Delivery of such shall be electronically via notice of a connection to a secure FTP site, or other reasonable equivalent mechanisms. Vendor shall, at no additional cost to Anthem, make available Error Corrections and Enhancements to Anthem. Any and all Error Corrections and Enhancements so developed and delivered by Vendor, shall be owned by Vendor, shall be deemed part of the American Well System and shall be licensed to Anthem in accordance with the terms and conditions of the Agreement. Vendor shall provide Error Corrections, Enhancements, support and maintenance at no additional charge for the Single Instance of the American Well System operated by Anthem. New Products shall be made available to Anthem on commercial terms and conditions negotiated in good faith by the parties. Vendor shall, at no additional charge to Anthem, make available, install and configure Error Corrections, and Enhancements for the Single Instance of the American Well System operated by Anthem except for custom configuration requests that may be made by Anthem. Custom configuration will be performed at Anthem’s request pursuant to a Statement of Work at additional charge based on the Vendor Professional Services Rate set forth in Exhibit D. For purposes hereof, “custom” configuration includes work that is required or requested outside of the standard hosting upgrade procedure used and issued by Vendor at the time the Error Correction or Enhancement is made generally available.

2.	SUPPORT SERVICES: ISSUE RESOLUTION

During the Term, Vendor shall provide to Anthem reasonable support services to respond to inquiries and technical support requests from Anthem relating to the ongoing operation of the American Well System (each such inquiry or technical support request shall be referred to for purposes of this Agreement as an “Issue”). If after investigation of an Issue reported by Anthem, Vendor determines that the Issue constitutes an Error, Vendor shall provide Error Correction at no charge to Anthem. If after investigation of an Issue reported by Anthem, Vendor determines that the Issue does not constitute an Error, support services with respect to such Issue shall be provided to Anthem on a time and materials basis at the rates set forth in Exhibit D. However, the first twenty (20) hours per month of services that are provided with respect to Issues that are not Errors shall be provided to Anthem free of charge.

3.	SUPPORT RESPONSIBILITIES

a.	Levels of Support. For purposes of this Schedule II to Exhibit C, the Levels of Support are defined as follows:

Level 1 Service: The service provided in response to the initial phone or other inquiry call placed by an Authorized User which identifies and documents a suspected Issue in the American Well System. This includes, but may not be limited to, call-logging and validation, problem source identification assistance, problem analysis, problem resolution, and preventive and corrective service information.

Level 2 Service: The service provided to analyze or reproduce the suspected Issue or to determine that the suspected Issue is not reproducible and to resolve the reproducible Issue. This includes, but is not limited to, problem recreation, in-depth technical analysis and problem resolution and passing the reproducible Issue to Level 3 Service with proper documentation that proves the Issue exists.

Level 3 Service: The service provided to resolve reproducible Issues that are determined to be, or are highly probable to be, the result of a defect in the American Well System, and which requires design engineering knowledge or expertise to isolate and resolve.

b.

Respective Support Responsibilities. During the Term, (i) Anthem shall provide Level 1 Service, and (ii) Vendor shall provide Level 2 and 3 Service. Level 2 and Level 3 Service shall be rendered solely to Anthem. Anthem shall handle all interaction with Authorized Users, except where expressly stated herein.

c.

Third Party Components. Vendor shall use commercially reasonable efforts to make available to Anthem the standard maintenance and support services provided to Vendor by the vendors of Third Party Components, if any, without any additional charge to Anthem.

4.	LEVEL 3 SERVICE ISSUE CLASSIFICATION, REQUIRED VENDOR RESPONSE AND ISSUE NOTIFICATION PROCEDURES

a.	Issue Classification. Vendor shall respond to Level 3 Service Issues reported by Anthem according to their Severity as set forth below:

Table 1. Classification of Issues

Severity	Criteria
1 - a/k/a “business stand”	An Issue that results in catastrophic failure of the American Well System or poses a significant, imminent risk to protecting the privacy of Protected Health Information.

2	An Issue that results in the American Well System being usable, subject to major restrictions on essential workflows of such American Well System, for which there are no workarounds.

3	An Issue that results in the American Well System being usable, subject to major restrictions on essential workflows of such American Well System, for which there are available workarounds, or an Issue that disables non-essential workflows, regardless of whether a workaround exists.

4	An Issue that results in inconveniences of the American Well System, which are not critical to the operation of the American Well System and for which there are workarounds.

b.

Vendor Corrective Action. Upon receipt from Anthem of a report of a suspected Level 3 Service Issue, Vendor shall use trained personnel to expeditiously remedy the reported suspected Issue within the following time period:

Table 2. Vendor Corrective Action Obligations

[***]

c.	On-Site Support. All efforts described above in Table 2 shall be performed on Vendor’s premises.

d.

Notification of Issues by Anthem. As a condition to Vendor’s performance of Level 3 Service with respect to an Issue, Anthem shall report the Issue in accordance with current Anthem Network Operation Center outage procedure by the means set forth in Table 3 below. Anthem designates its Network Operations Center and its personnel to report Issues to Vendor and receive issues from vendor. Issues reported correctly to Vendor by the Anthem Network Operations Center will be acknowledged by a Vendor designated technical account manager (hereinafter “Account Manager”), or their designee, who are sufficiently trained to assess the Issue and initiate corrective action by Vendor

Table 3. Anthem notification procedure and acknowledgement by Vendor

[***]

e.

Regular Communication; Escalation Procedures. In the process of resolution of Severity 1 and 2 Issues, Vendor shall provide regular updates to Anthem as to the progress of the Issue resolution. Further, each party shall designate a representative to be available by cell phone or other similar mode of communication outside of such party’s regular business hours in order to confer regarding the Issue resolution process. If Vendor fails to meet the corrective action obligations in Table 2 with respect to Severity 1 and 2 Issues, Anthem may require that the following representatives of Vendor be engaged in the resolution process as follows, each within the period of allotted time as specified in Table 4 below:

Table 4. Escalation Path

Severity	Escalation Path
1 - a/k/a “business stand”	If an action plan is not provided within six (6) hours: Account Manager If an action plan is not provided within twelve (12) hours: Vice President If an action plan is not provided within twenty-four (24) hours: Executive Vice President

2	If an action plan is not provided within twenty-four (24) hours: Account Manager If an action plan is not provided within forty-eight (48) hours: Vice President If an action plan is not provided within seventy-two (72) hours: Executive Vice President

5.	DOCUMENTATION

Following an Error Correction, Major Release or Minor Release, as applicable, Vendor will supply Anthem as soon as available for general distribution, one (1) copy of modifications of, supplements to, or new versions of the American Well Documentation for the American Well System, if any. Vendor shall conduct a root cause analysis in respect of any Severity 1 or Severity 2 Errors.

6.	VERSION SUPPORT

Vendor shall provide Support and Maintenance Services in accordance with this Schedule II to Exhibit C for the then most recent Major Release of the American Well System provided to Anthem by Vendor. In addition, Vendor shall provide Support and Maintenance Services for the next most recent Major Release of the American Well System for a reasonable period of time after delivery to Anthem of the newest Major Release to allow Anthem time to implement the newest Major Release, not to exceed one hundred twenty (120) days from the time the newest Major Release was delivered to Anthem for installation. Vendor shall provide no less than sixty (60) days advanced written notice of the delivery of the next Major Release.

7.	CONDITIONS TO RECEIPT OF SUPPORT FROM VENDOR

In order for Anthem to obtain from Vendor the maintenance and support service obligations of Vendor described herein, Anthem shall fulfill the following obligations:

a.

Anthem shall provide Vendor all information reasonably available to Anthem to assist Vendor in the necessary diagnosis of Issues within the response times set forth above, including the configuration of hardware and system operating software on the applicable hardware (when Anthem is hosting the American Well System), and the communication interfaces, insofar as these are significant. Anthem acknowledges that if it does not comply with this condition, or if erroneous or inadequate information is provided, then Vendor cannot be held accountable for delays in, or improper performance of, the Vendor maintenance and support services. Under no circumstances does Vendor warrant or represent that all Issues can or will be corrected. As necessary to provide the Support and Maintenance Services, and subject to Anthem’s system security requirements, Anthem shall provide Vendor with remote access to Anthem’s installation of the American Well System.

b.

Anthem and/or Authorized Users shall be responsible for procuring, installing, and maintaining all applications, equipment, telephone lines, communications interfaces, and other hardware necessary to obtain from Vendor the maintenance and support services set forth above in this Section.

c.

Anthem shall provide experienced IT professionals and customer service representatives with training regarding the American Well System to collaborate with Vendor on addressing Issues and implement any Error Correction, Enhancement, solution, workaround, or other such fix.

d.

Vendor shall not undertake to fix Issues that are not Errors without the prior written consent of Anthem. Vendor shall only be obligated to provide Support and Maintenance Services with respect to Anthem’s primary American Well System production environment on the Designated Equipment at the Designated Site.

SCHEDULE III TO EXHIBIT C

PERFORMANCE STANDARDS

Subject to the terms and conditions of the Agreement, during the Term, Vendor shall deliver the Hosting Services in accordance with the performance standards described in this Schedule III.

1.	DEFINITIONS

Certain capitalized terms, not otherwise defined in this Schedule III shall have the meanings ascribed to such terms elsewhere in the Exhibits to the Agreement, in Amendment No. 1 to the Agreement or in the Agreement. The following capitalized terms shall have the definitions set forth below:

(a) “System Uptime” shall mean the total amount of time during any calendar month (twenty-four (24) hours a day, seven (7) days a week), measured in minutes, during which Anthem and its Authorized Users have the ability to access all, or all major features and functions, of the American Well System through the Hosting Services.

(b) “Scheduled Downtime” shall mean the total amount of time during any calendar month, measured in minutes, during which Anthem and its Authorized Users are unable to access all, or a major function or functions of the American Well System through the Hosting Services, due to planned system maintenance performed by Vendor, as set forth in the table below. Vendor shall perform scheduled system maintenance during scheduled maintenance windows as mutually agreed between Vendor and Anthem.

When Scheduled Downtime shall occur on a regular basis:	Purpose of Scheduled Downtime:	Maximum Duration of Scheduled Downtime:
Each day	Offline – backup	[***]

Each Weekend	Minor System, database, application or hardware maintenance	[***]

Once per calendar month	Major maintenance or upgrades	[***]

(c) “Unscheduled Downtime” shall mean the total amount of time during any calendar month, measured in minutes, during which Anthem is not able to access all, or a major function or functions, of the American Well System through the Hosting Services other than Scheduled Downtime as defined above.

(d) “System Availability” shall mean, with respect to any particular calendar month, the ratio obtained by subtracting Unscheduled Downtime during such month from the total time during such month, and thereafter dividing the difference so obtained by the total time during such month. Represented algebraically, System Availability for any particular calendar month is determined as follows:

System Availability = Total Monthly Time – Unscheduled

Total Monthly

NOTE: “Total Monthly Time” is deemed to include all minutes in the relevant calendar month to the extent such minutes are included within the Term of this Agreement.

2.	SYSTEM PERFORMANCE

(a) System Availability. Vendor shall achieve System Availability of at least [***] ([***]) during each calendar month (the “Service Standard”), provided that any Unscheduled Downtime occurring as a result of (i) Anthem’s breach of any provision of this Agreement; (ii) non-compliance by Anthem with any provision of this Agreement; (iii) incompatibility of Anthem’s equipment or software with the Licensed Products; or (iv) performance of Anthem’s systems shall not be considered toward any reduction in System Availability measurements.

(b) Access to Support; Response Times. Anthem may report Unscheduled Downtime at any time (twenty-four (24) hours a day, seven (7) days a week), by telephoning Vendor at 1-888-548-8555 in accordance with Schedule II to Exhibit C. Vendor shall respond to “business stand” reports immediately upon notification.

3.	MEASUREMENT AND REPORTS

(a) System Monitoring and Measurement. Vendor shall provide for monitoring of System Availability on an ongoing basis. All measurements of System Availability shall be calculated on a monthly basis for each calendar month during the Term. Availability of access to the features and functions of the American Well System through the Hosting Services shall be determined as follows.

Vendor is running a dedicated tool monitoring the status of the platform, which provides a periodic (at least a poll every fifteen (15) minutes) status of each of the systems or components. Based on this information a global platform status is calculated. Possible global status values are:

•	Normal: The platform is up and running and all components are responding correctly.

•	Warning: The platform is up and running with no significant impact from services point of view, but one or more components (redundant components) is not responding correctly.

•	Critical: The platform is unavailable, all components of the same type are not responding despite the redundancy.

(b) System Performance Reports. Vendor shall provide reports to Anthem setting forth measurements of System Uptime, Scheduled Downtime and Unscheduled Downtime and a calculation of System Availability for the relevant preceding quarter. If Anthem disagrees with any measurement or other information set forth in any such report, it must so inform Vendor in writing, provided that the accuracy of any such report shall be deemed conclusive unless such notice is provided by Anthem. Any such notice must indicate specific measurements in dispute and must include a detailed description of the nature of the dispute. Vendor and Anthem agree to attempt to settle any such disputes regarding System Availability and/or related measurements in a timely manner by mutual good faith discussions.

4.	SUPPORT REQUIREMENTS

(a) Supported Software. Vendor agrees to support the browsers and software interfaces set forth in the Documentation.

(b) Discontinuance of Said Support. Vendor must provide Anthem with one-hundred twenty (120) days’ notice prior to discontinuance of support for any of the aforementioned browsers or software interfaces. Such notice will be provided under the Maintenance and Support Services.

5.	REMEDIES

If Vendor’s Uptime Percentage is less than is required in a particular quarter, Anthem shall be entitled to a credit (the “Service Level Credit”) against the Hosting Accrual for such quarter in accordance with the following table:

Uptime Percentage	Credit Amount
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

6.	DATA BACK-UP AND RECOVERY

(a) Back-Up of Anthem Database. Vendor shall perform back-up and archiving of Anthem Database according to the schedule set forth in the table below:

Type of Back-Up	Description	When does back-up occur?
Daily Incremental Files	All Anthem Database Deltas	Daily
Full Back-Up	Full Anthem Database backup	Monthly

(b) Back-Up Retention: Vendor shall retain back-up copies of the Anthem Database at a secure location according to the retention periods set forth in the following table:

Type of Back-Up	Retention Period
Daily Incremental Files	Thirty (30) days
Full Back-Up	One (1) Year

(c) Recovery of Archived Data: Vendor shall restore data files from archived copies as quickly as reasonably practicable, as necessary as a result of system failure or data corruption or losses. Anthem acknowledges that the amount of time required to restore archived data files is dependent upon numerous factors, including, but not limited, severity or the relevant data corruption or loss.

7.	RESPONSE TIME.

(a) Service Standard. Vendor shall achieve a Response Time for the American Well System of [***] for [***] of all measured System Transactions during the Response Time Measurement Period as calculated below and [***] for [***] of all measured System Transactions during the Response Time Measurement Period as calculated below.

(b) Definitions.

(i) “Response Time” is the elapsed time between a “HTTP/S” request entering the American Well System firewall, being received and processed by the American Well System, and an “HTTP/S” response leaving the American Well System firewall.

(ii) “Response Time Measurement Period” is the recurring period of time over which each Response Time Percentage will be calculated. The measurement period for determining Response Time Percentage is a calendar month.

(iii) “Response Time Target” is [***], as applicable to the respective measurement in accordance with Section 2.1.

(iv) “System Transactions” are the following:

•	Log in for each Authorized User type.

•	Log out for each Authorized User type

•	Provider Search

•	View Health Summary

•	View Provider Details

(v) An “On Time Transaction” is a System Transaction that meets the Response Time Target.

(vi) The “Response Time Percentage” is determined by dividing the total On-Time Transactions by the total System Transactions in the Response Time Measurement Period and multiplying the result by one hundred (100). Response Time Percentage = (Total On-Time Transactions/Total System Transactions) x 100.

8.	Exclusions

Vendor shall not be responsible for any failure to meet the service level commitments set forth above if such failure is due to:

(a) Anthem’s acts or omissions, including any Anthem misuse or abuse of the Vendor System or use in violation of the Agreement;

(b) Any extraordinary increases in service utilization unless Anthem has given Vendor days prior written notice of such increase in accordance with Section 1.5 of Schedule I to Exhibit C (regarding capacity increases);

(c) Third Party Components that originate through or are part of external networks;

(d) With respect to Response Time, any customizations, complex searches, or complex reporting needs that necessitate additional system processing time;

(e) Viruses, except where Vendor has failed to apply a generally available and approved definition within one (1) hour of the definition being available;

(f) Violations of the Terms of Use;

(g) An increase in service utilization after Anthem has provided notice to Vendor requesting an increase in service capacity but prior to Vendor having completed the implementation of such increase in capacity; or

(h) Any failure of any component for which Vendor is not responsible, including but not limited to all Anthem-provided or Anthem-managed electrical power sources, networking equipment, computer hardware, computer software or web site content.

(i) The service levels commitments set forth herein apply to Anthem’s Single Instance of the American Well System only.

SCHEDULE IV TO EXHIBIT C

TERMS OR USE FOR CONSUMERS AND PROVIDERS

DO NOT USE THIS SITE FOR EMERGENCY MEDICAL NEEDS. If you experience a medical emergency, call 911 immediately.

LiveHealth Online is owned and operated by Health Management Corporation (“HMC”). HMC makes this site available for the sole purpose of facilitating communications between health services providers and consumers who chose to use the online service.

YOUR USE OF LIVEHEALTH ONLINE

Interaction with health services providers using LiveHealth Online is not intended to take the place of appointments with your regular primary care provider. If you do not have an established relationship with a primary care provider, you are encouraged to develop one. Do not disregard medical advice from your regular doctor or other health professional because of information provided by a health services provider via LiveHealth Online.

HMC is not licensed to practice medicine and does not render medical care or medical advice.

Neither HMC, nor any of its licensors or suppliers, shall be liable for any advice obtained from a health service provider using LiveHealth Online. HMC does not recommend or endorse any specific providers, tests, medications, products or procedures. All services or recommendations made by a health service provider are based on their independent professional judgment.

INFORMATION ABOUT HEALTH SERVICE PROVIDERS

When you choose to use the LiveHealth Online communication tool you will be provided with a list of health services providers based on the selection criteria that you provide and on provider availability. The information we make available about any particular health services provider is supplied to us by that provider, and HMC makes no warranty as to its accuracy. Users of the LiveHealth Online communication tool are ultimately responsible for choosing which health services provider to communicate with.

YOUR COMMUNICATIONS

You are responsible for your own communications using LiveHealth Online. You may not:

•	communicate material that is copyrighted, without the permission of the copyright owner;

•	communicate material that reveals trade secrets, unless you have permission of the owner;

•	communicate material that infringes on any other intellectual property rights of others or on the privacy or publicity rights of others;

•	communicate material that is obscene, defamatory, threatening, harassing, abusive, hateful, or embarrassing to any person or entity;

•	communicate a sexually-explicit image;

•	communicate chain letters or pyramid schemes;

•	impersonate another person; or

•	violate the Children’s On Line Privacy Protection Act.

CHARGES FOR SERVICES

You will be informed of the fee to be charged when you select a health services provider. Fees may vary from provider to provider. You will be asked to supply credit card information, which will be verified prior to your online visit. You will not be able to use LiveHealth Online to communicate with a health services provider if the credit card information you provide is inaccurate or if your credit card is declined.

In the event there is a connection disruption within the first ninety (90) seconds of the visit, no charge will be incurred. Thereafter, if there is an interruption, but your selected provider remains connected, the stated charge will still be made. In the event the selected provider loses the connection at any point in the visit, a charge may or may not be incurred. You will not be charged any fee other than the fee for your visit with your selected Provider.

In order to facilitate payment for your online visit, HMC will share your credit card information and related personal information to its designated credit card payment processor. This information is shared solely for the purpose of collecting the fee.

RESPONSIBILITY FOR APPLICABLE FEES AND INSURANCE BENEFITS

You are solely responsible for all fees associated with your use of the LiveHealth Online communication tool. You may, at your sole discretion, elect to provide LiveHealth Online with your health insurance information. This will information will be used to electronically check your eligibility and submit a claim on your behalf. Your copay and/or deductible will be estimated based on the response from your health insurance provider at the time of the visit and will be charged to your credit card. The actual payment by your health plan may be more or less than the estimated amount. If your health plan reimburses more than the estimated amount, LiveHealth Online will refund the difference back to your credit card. If your health plan reimburses less than the estimated amount, you will be responsible for paying the difference. If your health insurance carrier has entered into a contract with a health services provider to reimburse the provider for services, the amount your insurer has agreed to reimburse the provider will be reflected in the fee that you are charged. You are encouraged to contact your insurer to see if the services offered through LiveHealth Online are covered prior to using LiveHealth Online.

PLEASE NOTE that in order to take advantage of any insurance benefits your insurer may offer you must create a LiveHealth Online account. Users who have not created an account will not have their LiveHealth Online claim electronically submitted to the users insurance, even if such benefits are offered by the user’s insurer.

PASSWORDS AND ACCOUNT

Your username and password (collectively, the “Password”) will allow you to access the LiveHealth Online communication tool. You are solely responsible for controlling your Password, and are prohibited from making available your Password to any third party. You are responsible for all activities that occur under your Password. You agree to notify LiveHealth Online Customer Support at 1-855-603-7985 immediately of any unauthorized use of your Password or of any need to reset or lock down the Password(s) associated with your account.

TERMINATION

HMC may terminate any User’s right to use this site at any time. HMC reserves the right to block, delete or stop the uploading of materials and communications that it in its sole discretion finds unacceptable for any reason. If your right to use this site ends, you shall make no further use of this site or any information obtained from this site. If you find that you have been terminated, you may contact LiveHealth Online Customer Support at 1-855-603-7985 for further information.

LINKING TO OTHER SITES

From time to time we will provide links to other web sites, not owned or controlled by HMC. We do this because we think this information might be of interest or use to you or where, as a user, we can provide you with value added services. While we do our best to ensure your privacy, we cannot be responsible for the privacy practices of other sites. A link to a non-HMC web site does not constitute or imply endorsement by HMC. Additionally, we cannot guarantee the quality or accuracy of information presented on non-HMC web sites. We encourage you to review the privacy practices of any web site you visit.

APPROPRIATENESS OF CONTENT

This website is not intended to attract children under the age of 18. Children under 18 must be enrolled on the site under their parent or guardian’s account as a dependent. Parent or guardians are solely responsible for being present with their minors when using the LiveHealth Online tool.

NO LIABILITY FOR COMPUTERS AND NETWORKS USED TO ACCESS YOUR ACCOUNT

We are only responsible for the security of the computer systems we own and operate. HMC shall have no liability for information about you stored or recorded by any computer or mobile device or any network, whether public or private, that you may use to access LiveHealth Online.

ACCEPTABLE USE

You agree not to access or use the LiveHealth Online communication tool for an unlawful or illegitimate purpose. You shall not attempt to disrupt the operation of the services or the LiveHealth Online system. You shall not attempt to gain unauthorized access to any user accounts or computer systems or networks.

OPERATION AND RECORD RETENTION

HMC reserves complete and sole discretion with respect to the operation of LiveHealth Online. HMC may withdraw, suspend or discontinue any functionality or feature of the services. HMC is responsible for maintaining data arising from use of the services, but does not warrant the accuracy or completeness of the data stored. HMC reserves the right to maintain, delete or destroy all communications and materials posted or uploaded to the LiveHealth Online system pursuant to its internal record retention and/or destruction policies.

INTELLECTUAL PROPERTY

All of the content available on or through LiveHealth Online is the property of American Well Corporation, or HMC or their licensors, and is protected by copyright, trademark, patent, trade secret and other intellectual property laws. We give you permission to display, download, store and print the content only for Your personal, non-commercial use. You agree not to reproduce, retransmit, distribute, disseminate, sell, publish, broadcast, or circulate the content received using the LiveHealth Online communication tool to anyone. All software and accompanying documentation made available for download from the LiveHealth Online website is the copyrighted work of HMC or its licensors.

All American Well Corporation trade and service names are trademarks of American Well Corporation. All other brands and names are the property of their respective owners. Nothing contained on the LiveHealth Online website should be construed as granting any license or right to use any trademark displayed on this site without the express written permission of HMC, American Well Corporation, or any other party that may own the trademark.

Subject to these terms and the LiveHealth Online User Agreement, HMC hereby grants you a limited, revocable, non-transferable and non-exclusive license to use the software, network facilities, content and documentation on and in the LiveHealth Online website to the extent, and only to the extent, necessary to access and use the LiveHealth Online communication tool for your personal use.

DIGITAL MILLENIUM COPYRIGHT ACT

HMC respects the intellectual property of others and expects users of our website to do the same. If you believe that your copyrighted work has been copied in a way that constitutes copyright infringement and is accessible on this site or through this service, you must provide the following information when providing notice of the claimed infringement to HMC:

•	A physical or electronic signature of a person authorized to act on behalf of the copyright owner and identification of the copyrighted work that is infringed;

•	Information reasonably sufficient to permit HMC to contact you, such as an address, telephone number and/or electronic mail address;

•	A statement that you have a good faith belief that the use of the material in the manner complained of is not authorized by the copyright owner, its agent or law;

•

A statement that the information in the notification is accurate and under penalty of perjury, that the complaining party is authorized to act on behalf of the owner of an exclusive right that is allegedly infringed.

The above information must be submitted as a written notification to HMC through HMC Customer Service or by writing us at 120 Monument Circle, Indianapolis, IN 46204, ATTENTION: LEGAL DEPARTMENT/DMCA COMPLAINT. This information should not be construed as legal advice. For further details on the information required for valid DMCA notifications, see 17 U.S.C. 512(c)(3).

LIABILITY OF HMC AND ITS LICENSORS AND SUPPLIERS

No Liability. HMC AND ITS LICENSORS AND SUPPLIERS (INCLUDING, FOR THE PURPOSES OF THIS ENTIRE SECTION, ALL PROVIDERS OF CONTENT FOR THIS WEB SITE) SHALL NOT BE LIABLE TO YOU, UNDER ANY CIRCUMSTANCES OR UNDER ANY THEORY OF LIABILITY OR INDEMNITY, FOR ANY DAMAGES OR PENALTIES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, INCIDENTAL INDIRECT, EXEMPLARY, PUNITIVE AND CONSEQUENTIAL DAMAGES, LOST PROFITS, OR DAMAGES RESULTING FROM LOST DATA OR BUSINESS INTERRUPTION) IN CONNECTION WITH THE USE OR INABILITY TO USE THIS SITE OR THE CONTENT, EVEN IF ANY OF THEM HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. HMC SHALL BE LIABLE TO YOU ONLY TO THE EXTENT OF ACTUAL DAMAGES INCURRED BY YOU. THE REMEDIES STATED FOR YOU IN THESE TERMS AND CONDITIONS ARE EXCLUSIVE AND ARE LIMITED TO THOSE EXPRESSLY PROVIDED FOR IN THESE TERMS AND CONDITIONS.

HMC and its licensors and suppliers are not responsible for any claims you may have against any medical professionals, suppliers of products or other persons, institutions or entities identified in whole or in part through this Web Site.

No Warranties. THE SITE, SERVICES, CONTENT AND INFORMATION ARE PROVIDED “AS IS.” HMC, ITS LICENSORS AND SUPPLIERS DISCLAIM ALL WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT OF THIRD PARTIES RIGHTS OR FITNESS FOR A PARTICULAR PURPOSE.

HMC, ITS LICENSORS AND SUPPLIERS MAKE NO REPRESENTATIONS OR WARRANTIES THAT THE INFORMATION IN, OR LINKS OR SEARCHES CONDUCTED THROUGH THIS SITE IS COMPLETE, EXHAUSTIVE, RELIABLE, CURRENT OR ACCURATE. NO CLAIMS OR ENDORSEMENTS ARE MADE FOR ANY DRUG, HERB, SUPPLEMENT, COMPOUND, THERAPY, OR TREATMENT.

INDEMNIFICATION

Without limiting the generality or effect of other provisions of this Agreement, as a condition of use, You agree to indemnify and hold harmless HMC and its licensors and suppliers and their parents, subsidiaries, affiliates, suppliers and their officers, directors, affiliates, subcontractors, agents and employees (collectively, “Indemnified Parties” and each, individually, an “Indemnified Party”) against all costs, expenses, liabilities and damages (including attorney’s fees) incurred by any Indemnified Party in connection with any third party claims arising out of: (i) your use of the LiveHealth Online and/or your receipt of services; (ii) your failure to comply with any applicable laws and regulations; and (iii) your breach of any of your obligations set forth here. You shall not settle any such claim without the written consent of the applicable Indemnified Party.

CURRENT PROCEDURAL TERMINOLOGY (“CPT”)

Fee schedules, relative value units, conversion factors and/or related components are not assigned by the American Medical Association (“AMA”), are not part of CPT, and the AMA is not recommending their use. The AMA does not directly or indirectly practice medicine or dispense medical services. The AMA assumes no liability for data contained or not contained herein.

CPT© 2009 AMA. All rights reserved. CPT is a registered trademark of the AMA.

CHANGES TO THIS NOTICE

HMC may revise, modify or amend the information contained on this page at any time. Any such revision, modification or amendment shall be effective immediately upon either posting it to this web site or otherwise notifying you.

MISCELLANEOUS

HMC is based in Indianapolis, Indiana in the United States of America and makes no claims that the content and information included at this site is appropriate or may be downloaded outside of the United States. Access to the content and information included at this site may not be legal by certain persons or in certain countries. If you access this site from outside the United States, you do so at your own risk and are solely responsible for compliance with the laws of your jurisdiction and any other applicable laws.

These terms of use shall be governed and construed in accordance with the laws of the State of Indiana without regard to the choice of law provisions of any jurisdiction. HMC may without notice to you assign its rights and duties hereunder to any party at any time. Failure to enforce or insist on strict performance of any provision of these terms shall not be construed as a waiver of any provision or right. You agree that any legal action or proceeding between HMC and you in any way related to these terms of use shall be brought exclusively in a court of a competent jurisdiction sitting in Indianapolis, Indiana. Any cause of action or claim you may have against or involving HMC must be commenced within one year after the claim or cause of action arises. Neither the course of conduct between the parties nor trade practice shall modify these terms. The invalidity or unenforceability of any provision shall not in any way affect the validity or enforceability of the rest of these terms.

NOTICES

To the extent that the law and/or any applicable regulation allows for the provision of notice electronically, use of this site and the LiveHealth Online communication tool constitutes agreement by the user to receive all such notices electronically, including but not limited to notices required by state or federal privacy laws, and all financial information pertinent to, or required in connection with the operation of LiveHealth Online.

QUESTIONS

If you have questions and comments, or if you believe that your confidentiality has been breached or that any of your communications have been intercepted, or you wish to notify us regarding a suspected violation of these terms, please contact LiveHealth Online Customer Support by email at customersupport@livehealthonline.com or call toll free at 855-603-7985 immediately.

LiveHealth Online is produced by HMC at various locations including 120 Monument Circle, Indianapolis, IN 46204.

© 2014 HMC. All rights reserved.

EXHIBIT D

COMPENSATION

1. License Fees. Anthem will pay Vendor a flat annual fee in the amounts set forth in the table below. The first payment will be due on the Effective Date and the other payments will be due on December 31, 2014 and July 1, 2015, respectively.

2014	2015
[***]	[***]

Anthem may both (i) pay the 2014 license fee and (ii) prepay the 2015 license fee for an aggregate of [***] if such payment is made prior to December 31, 2014. This represents a [***] discount on the aggregate license fees due in 2014 and 2015.

The foregoing fees covers (i) licensing of American Well System for use by up to [***] Covered Individuals in 2014 and [***] Covered Individuals in 2015, (ii) services from all Vendor third party vendors whose products are used in the American Well System (except Transfirst), and (iii) the hosting, support (which includes product upgrades), and maintenance services set forth in Exhibit C herein. In the event that Anthem makes the American Well System available to more than [***] Covered Individuals at any point in 2015, it shall pay an additional fee equal to [***] multiplied by the fraction that results from (i) a numerator equal to the number of days remaining in 2015 on the date the Service is made available to more than [***] Covered Individuals and (ii) a denominator equal to 365. The additional fee will be due and payable regardless of whether Anthem has prepaid its 2015 License Fee.

Licenses Fees for 2016 and 2017 and any Renewal Term will be negotiated in good faith prior to July 30, 2015 and incorporated into this Agreement via amendment. In the event that the parties cannot agree to the license fees for 2016 and 2017 prior to October 1, 2015, then either party may terminate this Agreement immediately upon providing written notice to the other. In the event of such a termination, Anthem shall not be entitled to repayment of any pre-paid fees hereunder.

2. Transaction Fees. Commencing on January 1, 2015, Anthem will pay Vendor a [***] fee per Transaction. For clarity, “Transaction” means a single instance of use of the American Well System by an Authorized User which results in a completed billable clinical visit. In the event that Anthem desires to use the American Well System for additional use cases which would result in a visit, beyond those that are contemplated under the Agreement or this Amendment, the parties agree to negotiate the corresponding fee, if any, in good faith.

3. Penalties

(a) Reports: Commencing on January 1, 2015, Vendor commits to providing the following custom reports to Anthem in the frequency set forth below:

•	Daily Reports:

•	Consumer Enrollment Detail Internal

•	Conversation Detail

•	Coupons Usage Detail

•	Online Care Practice Activity Summary

•	Payable Balance

•	Secure Message Activity

•	Support Staff User Detail

•	Weekly Login Summary

•	Provider Enrollment Detail

•	Monthly Reports:

•	1099

For clarity, Vendor’s obligations in subsections (b) and (c) below shall also commence on January 1, 2015.

(b) Report Delivery Mechanism Issues:

•

For those cases where the delivery mechanism of the Vendor reports set forth in subsection A above fails (such as the scheduled job or the sftp process), Vendor commits to monitoring delivery of such reports and using commercially reasonable efforts to notify Anthem by 9am ET on business days of non-delivery.

•	Vendor commits to resolving any such delivery issue within 12 hours of the earlier of (i) notification of non-delivery by Anthem or (ii) notification by Vendor to Anthem of non-delivery.

•	Reports not delivered within that time frame will be subject to an aggregate penalty of [***] per day (meaning Vendor’s maximum penalty is [***] per day).

•	Non-delivery related to Anthem technology problems will be excluded from this penalty.

•

For clarity, the parties agree that the foregoing shall apply solely to non-delivery of reports. If there are issues with the content of the report, they shall be resolved in accordance with subsection 3 below.

(c) Report Defects:

•	The SLA set forth below will apply to the following Business Critical Reports:

•	Consumer Enrollment Detail Internal

•	Conversation Detail

•	Coupons Usage Detail

•	Online Care Practice Activity Summary

•	Payable Balance

•	Secure Message Activity

•	Support Staff User Detail

•	Weekly Login Summary

•	Provider Enrollment Detail

•	1099

•	Vendor will have 10 Business Days to resolve a defect with one of the foregoing reports upon confirming and reproducing the defect.

•	Vendor will have no more than 2 Business Days to confirm and reproduce the defect upon being notified by Anthem. Anthem commits to working with Vendor to help in the identification of the defect.

•

Defects not resolved within 12 Business Days of notification will be subject to an aggregate penalty of [***]/day (meaning Vendor’s maximum penalty is [***] per day) starting on the 13th Business Day after notification.

(d) Vendor shall pay any penalties due under subsection (b) and (c) above in arrears and on a quarterly basis. Any such payment shall be made within 30 days of the last day of the applicable quarter and may be offset against amounts owed by Anthem to Vendor.

4. Professional Services Fees.

(a) During the Term, Anthem shall pay fees for the Professional Services on a time and materials basis at a blended rate (“Professional Services Rate”) of [***] ([***]) per hour.

(b) Anthem shall reimburse Vendor for those expenses (e.g., expenses for other printing costs or outsourced marketing services) incurred in connection with such Statement of Work as agreed in advance by the parties in writing.

(c) Vendor shall present appropriate receipts or other evidence of payment with its invoices regarding reimbursement of such expenses.

(d) Vendor shall not increase the Professional Services Rate prior to December 31, 2015. Thereafter, Vendor may increase the Professional Services Rate, on an annual basis, for any SOW executed after December 31, 2015 and throughout the Term in an amount not to exceed the percentage increase in the Consumer Price Index – All Urban Consumers, U.S. City Average, Not Seasonally Adjusted, Base Period 1982-84=100 published by the United States Department of Labor’s Bureau of Labor Statistics (the “CPI”), over the previous twelve (12) month period. If the CPI is no longer published at the relevant time, the parties shall designate the most closely comparable index. Annual rate increases can only be applied to a SOW executed 6 months or less prior to such increase and such increase shall apply only to work done after the effective date of such annual increase.

(e) Vendor shall provide Anthem with sixty (60) days advance written notice of any price increases described in this Section 3.

5. Payment of Fees and Expenses. Vendor shall invoice Anthem for the fees set forth in the Agreement as applicable (“Fees”). Except for the Fees and expenses agreed to in this Exhibit D and not otherwise incurred in violation of this Agreement (“Expenses”), no other amounts shall be charged by Vendor or payable by Anthem. Vendor shall not have any right of offset against amounts owed to it by Anthem.

6. Anthem Invoice Requirements. Vendor shall invoice Anthem for all Fees and, if applicable, Expenses via the Anthem Invoice online tool in accordance with the then current requirements at http://www.Wellpoint.com/business/American Well_relations.asp. Vendor shall not charge Anthem for researching, reporting or correcting errors related to invoices. The invoice date shall not be earlier than the date on which Vendor is entitled to payment under the Agreement, or if not specified in the Agreement, invoices may be issued monthly in arrears. Each such invoice shall contain sufficient detail to allow Anthem to identify all Services rendered. Anthem shall not be responsible for any Fees or Expenses invoiced more than four (4) months after the close of the month to which such fees or expenses relate.

7. Payments.

(a) Upon receipt of a correct and undisputed invoice, Anthem shall pay the amounts in accordance with Anthem’s then-current payment policies (e.g. payment via the ACH electronic payment to Vendor’s financial institution per instructions in Anthem’s ACH electronic payment form).

(b) Except as otherwise provided in a Statement of Work, all payments are due to Vendor within [***] ([***]) days of invoice date; provided however, that in the event the amount of any payment by Anthem exceeds [***] ([***]), Anthem payments shall be due to Vendor within [***] ([***]) days of invoice date. All fees and charges are stated

in United States Dollars. Any amounts payable pursuant to this Agreement are to be net to Vendor and shall not include taxes or other governmental charges or surcharges, if any. If any excise, use, property or other taxes, or any other governmental charges or surcharges (including, without limitation, interest, penalties and fines) are due or are assessed on or with respect to any amounts payable by Anthem pursuant to this Agreement (other than Vendor’s income taxes), they will be the sole responsibility of and payable by Anthem. Anthem shall not be liable for the payment of taxes imposed upon Vendor or upon Vendor’s personnel resources, including state and federal income taxes, franchise taxes, Social Security taxes, welfare taxes, unemployment contributions, disability insurance, training taxes and any prepayments, estimated payments, reports, or withholdings required for such taxes. Except as provided in Section 7 below, past due balances on the amounts due to Vendor pursuant to this Agreement shall be subject to an interest charge equal to (a) the lesser of one percent (1.0%) per month OR (b) the maximum rate not prohibited by applicable law, in each case, computed from the date fifty (50) days after invoice date of each payment.

8. Invoice Disputes. Anthem may withhold payment of good faith disputed invoiced amounts until no later than ninety (90) days after the date on which such withheld amounts are due if Anthem notifies Vendor within the original payment period that such amounts are disputed and are being withheld, along with a written statement specifying the portion of fees or expenses being withheld and providing a reasonably detailed explanation of the reasons for withholding such fees or expenses. The parties shall negotiate expeditiously and in good faith to resolve any such dispute, and Anthem will pay all outstanding amounts as may be agreed by the parties in writing within thirty (30) days of the conclusion of such dispute resolution process, or within such ninety (90) day period, whichever concludes sooner, and no interest shall accrue on amounts withheld pursuant to this Section during the foregoing time period. Invoices which are not sent via the Anthem Invoice online tool shall automatically be deemed to be in dispute until the invoice is resubmitted via such online tool; provided that access to such online tool is available to Vendor.

9. Additional Fees for Online Care Practice Edition. Anthem may allow up to [***] Providers to access a Practice Site without incurring a fee. Throughout the Term, in consideration of the license to use a Practice Site in accordance with the terms and conditions of the Agreement, including Exhibit C hereto, Anthem shall pay Vendor a license fee for access to a Practice Site (the “Practice Edition License Fee”) in the amount of [***] ([***]) per month for each additional Provider above [***] who has been granted access to a Practice Site. Total Practice Edition License Fees due will be calculated quarterly in arrears based on the aggregate number of enrolled Providers in Practice Sites on the last day of each calendar month during the quarter minus [***] multiplied by [***] ([***]). The three different monthly fees shall then be aggregated and Anthem shall pay the cumulative amount due to Vendor for the quarter in question. Vendor shall provide reporting sufficient to calculate the above payment no less than monthly or payment shall be withheld without penalty until such reporting is available. There is no additional license fee payable charge for the creation of Practice Sites, whether or not Anthem charges or collects a fee for such Practice Sites from Providers.

10. Resale of Online Care Service to Other Insurers. In the event that Anthem desires to resell the Online Care Service to another health plan or insurer, the parties will meet and negotiate in good faith the terms and related fees due to Vendor resulting from such a transaction. For clarity, Anthem will not be able to consummate such a resale or other transaction with a health plan or insurer without Vendor’s written consent or an amendment to this Agreement.

EXHIBIT E

BUSINESS ASSOCIATE AGREEMENT

If, during the term of any Agreement, between Vendor and Anthem, Inc. and/or any of its affiliates (collectively, “Anthem”). Vendor requires the use or disclosure of Protected Health Information, then Vendor shall be deemed a Business Associate of Anthem and the following provisions shall apply:

This agreement (“Agreement”) shall be effective on the date of Vendor’s signature and is between American Well Corporation (“Business Associate”) and Anthem, Inc. on behalf of itself and its affiliates who are Covered Entities or Business Associates and who have a business relationship with Business Associate, if any (hereinafter collectively “Anthem”). The purpose of this Agreement is to comply with the requirements of the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations (45 C.F.R. Parts 160-64), any applicable state privacy laws, any applicable state security laws, any applicable implementing regulations issued by the Insurance Commissioner or other regulatory authority having jurisdiction and the requirements of the Health Information Technology for Economic and Clinical Health Act, as incorporated in the American Recovery and Reinvestment Act of 2009 (the “HITECH Act”) and any regulations adopted or to be adopted pursuant to the HITECH Act that relate to the obligations of business associates. Business Associate recognizes and agrees it is obligated by law to meet the applicable provisions of the HITECH Act.

All capitalized terms in this Agreement that are not defined in this Agreement will have the meaning ascribed to those terms by 45 C.F.R. Parts 160-164, or applicable insurance regulations that are applicable to Anthem’s relationship with Business Associate.

A.	Privacy of Protected Health Information and Nonpublic Personal Financial Information.

1.

Permitted and Required Uses and Disclosures. Business Associate is permitted or required to Use or disclose Protected Health Information (“PHI”) it requests, creates or receives for or from Anthem (or another business associate of Anthem) only as follows:

a)

Functions and Activities on Anthem’s Behalf. Business Associate is permitted to request, Use and disclose PHI it creates or receives for or from Anthem (or another business associate of Anthem), consistent with the Privacy Rule and the HITECH Act, only as described in this Agreement, or other agreements during their term that may exist between Anthem and Business Associate.

b)

Business Associate’s Operations. Business Associate may Use PHI it creates or receives for or from Anthem as necessary for Business Associate’s proper management and administration or to carry out Business Associate’s legal responsibilities. Business Associate may disclose such PHI as necessary for Business Associate’s proper management and administration or to carry out Business Associate’s legal responsibilities only if:

(i)	The Disclosure is Required by Law; or

(ii)	Business Associate obtains reasonable assurance evidenced by written contract, from any person or organization to which Business Associate will disclose such PHI that the person or organization will:

a.	Hold such PHI in confidence and Use or further disclose it only for the purpose for which Business Associate disclosed it to the person or organization or as Required by Law; and

b.	Notify Business Associate (who will in turn promptly notify Anthem) of any instance of which the person or organization becomes aware in which the confidentiality of such PHI was breached.

c)	Data Aggregation Services. If specifically directed by the Anthem, the Business Associate will provide Data Aggregation services relating to the Health Care Operations of the Anthem.

d)

Minimum Necessary and Limited Data Set. In any instance when Business Associate Uses, requests or discloses PHI under this Agreement or in accordance with other agreements that exist between Anthem and Business Associate, Business Associate shall utilize a Limited Data Set, if practicable. Otherwise, Business Associate may Use or disclose only the minimum amount of PHI necessary to accomplish the intended purpose, except that Business Associate will not be obligated to comply with this minimum necessary limitation with respect to:

(i)	Disclosure to or request by a Health Care Provider for Treatment;

(ii)	Use for or Disclosure to an Individual who is the subject of Anthem’s PHI, or that Individual’s Personal Representative;

(iii)

Use or Disclosure made pursuant to an authorization compliant with 45 C.F.R. §164.508 that is signed by an Individual who is the subject of Anthem’s PHI to be used or disclosed, or by that Individual’s Personal Representative;

(iv)	Disclosure to the United States Department of Health and Human Services (“HHS”) in accordance with Section C(5) of this Agreement;

(v)	Use or Disclosure that is Required by Law; or

(vi)	Any other Use or Disclosure that is excepted from the Minimum Necessary limitation as specified in 45 C.F.R. §164.502(b)(2).

e)

Use by Workforce. Business Associate shall advise members of its workforce of their obligations to protect and safeguard PHI. Business Associate shall take appropriate disciplinary action against any member of its workforce who uses or discloses PHI in contravention of this Agreement.

2.	Prohibitions on Unauthorized Requests, Use or Disclosure.

a)

Business Associate will neither Use nor disclose Anthem’s PHI it creates or receives from Anthem or from another Business Associate of Anthem, except as permitted or required by this Agreement or as Required by Law or as otherwise permitted in writing by Anthem. This Agreement does not authorize Business Associate to request, Use, disclose, maintain or transmit PHI in a manner that will violate 45 C.F.R. Parts 160-164.

b)

Business Associate will not develop any list, description or other grouping of Individuals using PHI received from or on behalf of Anthem, except as permitted by this Agreement or in writing by Anthem. Business Associate will not request, Use or disclose any list, description or other grouping of Individuals that is derived using such PHI, except as permitted by this Agreement or in writing by Anthem.

3.

Sub-Contractors and Agents. Business Associate will require any of its subcontractors and agents to provide reasonable assurance, evidenced by written contract, that subcontractor or agent will comply with the same privacy and security obligations as Business Associate with respect to such PHI, including the obligations described in Section 4 herein.

4.

Information Safeguards. Business Associate must implement, maintain and use a written information security program that contains the necessary administrative, technical and physical safeguards that are appropriate in light of the Business Associate’s size and complexity in order to achieve the safeguarding objectives as detailed in Social Security Act § 1173(d) (42 U.S.C. § 1320d-2(d)), 45 C.F.R. Part 164.530(c), the HITECH Act and any other implementing regulations issued by the U.S. Department of Health and Human Services, as such may be amended from time to time and as required by the Anthem Information Security Program, as set forth in the Delegation, Oversight and Operations Manual. Business Associate shall notify Anthem should Business Associate determine it is unable to comply with any such law, regulation or official guidance. Further, Business Associate shall comply with any applicable state data security law. In furtherance of compliance with such requirements, Business Associate shall:

1.	Maintain a privacy policy and procedure for Business Associate’s organization, which must identify an officer of the organization that is responsible for enforcement.

2.	All employees of Business Associate that handle or access PHI must undergo ongoing training regarding the safeguarding of PHI.

3.

Ensure that any third party that Business Associate contracts with or relies upon for the provision of services to Anthem also maintains a framework for compliance with applicable HIPAA Privacy rules and HIPAA Security standards.

4.

Implement a contingency plan for responding to emergencies and/or disruptions in your business, to ensure, to the extent reasonable, that services provided to Anthem are not interrupted and the integrity and safety of all PHI is maintained.

5.	Establish and implement a data back up program that ensures Business Associates’ ability to provide Anthem with retrievable, exact copies of PHI, upon Anthem’s request.

6.	Maintain and exercise an audit plan to respond to internal and external security threats and violations. The audit plan should document the scope and frequency of audits and the audit procedure.

7.	Document how security breaches that are discovered will be addressed.

8.	Maintain technology policies and procedures that ensure the protection of PHI on hardware and software utilized by Business Associate.

9.	Maintain all PHI received or created in paper form in a secure location with restricted access.

10.	Utilize encryption for the electronic transmission of PHI to Anthem and/or to any other third party, as directed by Anthem or as required for the provision of services to Anthem.

11.

To the extent that Business Associate stores, processes and/or transmits cardholder data (e.g, credit card numbers and other related information, as such term is defined by the Payment Card Industry, (PCI) Data Security Standards), Business Associate shall comply with all PCI Data Security Standards.

During the term of this Agreement, Business Associate may be asked to complete a security survey and/or attestation document designed to assist Covered Entity in understanding and documenting Business Associate’s security procedures and compliance with the requirements contained herein. Business Associate’s failure to complete either of these documents within the reasonable timeframe specified by Covered Entity shall constitute a material breach of this Agreement

Business Associate shall provide Anthem with information concerning the aforementioned safeguards and/or other information security practices as they pertain to the protection of Anthem’s PHI, as Anthem may from time to time request. Upon reasonable advance request, Business Associate shall provide Anthem access to Business Associate’s facilities used for the maintenance or processing of PHI, and to its books, records, practices, policies and procedures concerning the Use and Disclosure of PHI, in order to determine Business Associate’s compliance with this Agreement.

B.	PHI Access, Amendment and Disclosure Accounting.

1.

Access. Business Associate will promptly upon Anthem’s request make available to Anthem or, at Anthem’s direction, to the Individual (or the Individual’s Personal Representative) for inspection and obtaining copies any PHI about the Individual which Business Associate created or received for or from Anthem and that is in Business Associate’s custody or control, so that Anthem may meet its access obligations pursuant to and required by applicable law, including but not limited to 45 C.F.R. 164.524, and where applicable, the HITECH Act. Business Associate shall make such information available in electronic format where directed by the organization.

2.

Amendment. Business Associate will, upon receipt of notice from Anthem, promptly amend or permit Anthem access to amend any portion of the PHI which Business Associate created or received for or from Anthem, pursuant to and required by applicable law, including but not limited to 45 C.F.R. Part 164.526.

Business Associate will not respond directly to an Individual’s request for an amendment of their PHI held in the Business Associate’s Designated Record Set. Business Associate will refer the Individual to Anthem so that Anthem can coordinate and prepare a timely response to the Individual.

3.	Disclosure Accounting. So that Anthem may meet its Disclosure accounting obligations pursuant to and required by applicable law, including but not limited to 45 C.F.R. Part 164.528:

a)

Disclosure Tracking. Business Associate will track, for each Disclosure, not excepted from Disclosure accounting under Section B.3(b) below, that Business Associate makes to Anthem or a third party of PHI that Business Associate creates or receives for or from Anthem, (i) the Disclosure date, (ii) the name and (if known) address of the person or entity to whom Business Associate made the Disclosure, (iii) a brief description of the PHI disclosed, and (iv) a brief statement of the purpose of the Disclosure (items i-iv, collectively, the “disclosure information”). For repetitive Disclosures Business Associate makes to the same person or entity (including Anthem) for a single purpose, Business Associate may track (x) the disclosure information for the first of these repetitive Disclosures, (y) the frequency, periodicity or number of these repetitive Disclosures and (z) the date of the last of these repetitive Disclosures. Business Associate further shall track any additional information, to the extent required by the HITECH Act or any regulation adopted pursuant thereto.

b)

Exceptions from Disclosure Tracking. Business Associate need not track Disclosure of information or otherwise account for Disclosures of PHI that this Agreement or Anthem in writing permits or requires (i) for the purpose of Anthem’s Treatment activities, Payment activities, or Health Care Operations (except where such recording or accounting is required by the HITECH Act), and as of the effective dates for any such requirements, (ii) to the Individual who is the subject of the PHI disclosed, to that Individual’s Personal Representative or to another person or entity authorized by the Individual (iii) to persons involved in that Individual’s Health Care or Payment for Health Care; (iv) for notification for disaster relief purposes, (v) for national security or intelligence purposes, (vi) to Law Enforcement Officials or Correctional Institutions regarding Inmates; or (vii) disclosed in a Limited Data Set.

Business Associate need not report any Disclosure of PHI that was made before April 14, 2003.

c)

Except as provided below in subsection d) below, Business Associate will not respond directly to an Individual’s request for an accounting of Disclosures. Business Associate will refer the Individual to Anthem so that Anthem can coordinate and prepare a timely accounting to the Individual.

d)

Disclosure through an Electronic Health Record. However, when Business Associate is contacted directly by an individual based on information provided to the individual by Anthem, Business Associate shall make the accounting of disclosures available directly to the individual, but only if and to the extent required by the HITECH Act or any related regulations.

4.

Confidential Communications and Restriction Agreements. Business Associate will promptly, upon receipt of notice from Anthem, send an Individual’s communications to the identified alternate address. Business Associate will comply with any agreement Anthem makes that restricts Use or Disclosure of Anthem’s PHI pursuant to 45 C.F.R. §164.522(a), provided that Anthem notifies Business Associate in writing of the restriction obligations that Business Associate must follow. Anthem will promptly notify Business Associate in writing of the termination or modification of any confidential communication requirement or restriction agreement.

5.

Disclosure to U.S. Department of Health and Human Services. Business Associate shall make its internal practices, books, and records relating to the Use and Disclosure of PHI received from Anthem (or created or received by Business Associate on behalf of Anthem) available to the Secretary of the United States Department of Health and Human Services, for purposes of determining Anthem’s compliance with 45 C.F.R. Parts 160-164. Unless the Secretary directs otherwise, Business Associate shall promptly notify Anthem of Business Associate’s receipt of such request, so that Anthem can assist in compliance with that request.

C.	Breach of Privacy and Security Obligations.

1.

Reporting. Business Associate will report to Anthem: (i) any Use or Disclosure of PHI (including Security Incidents) not permitted by this Agreement or in writing by Anthem; (ii) any Security Incident; (iii) any Breach, as defined in the HITECH Act; or (iv) any other breach of a security system, or the like, as such may be defined under applicable state law (collectively a “Breach”). Except as described in subparagraph “e)” below, Business Associate will, without unreasonable delay, but no later than within one business day after Business Associate’s discovery of a Breach, make the report by sending a report to Anthem. Such report will be made on a form made available to Business Associate, or by such other reasonable means of reporting as may be communicated to Business Associate by Anthem.. Business Associate shall cooperate with Anthem in investigating the Breach and in meeting Anthem’s obligations under the HITECH Act, and any other security breach notification laws or regulatory obligations.

a)	Report Contents. To the extent such information is available Business Associate’s report will at least:

(i)	Identify the nature of the non-permitted or prohibited access, Use or Disclosure, including the date of the Breach and the date of discovery of the Breach;

(ii)	Identify the PHI accessed, used or disclosed, and provide an exact copy or replication of the PHI, as appropriate, in a format reasonably requested by Anthem, and to the extent available;

(iii)	Identify who caused the Breach and who received the PHI;

(iv)	Identify what corrective action Business Associate took or will take to prevent further Breaches;

(v)	Identify what Business Associate did or will do to mitigate any deleterious effect of the Breach; and

(vi)	Provide such other information, including a written report, as Anthem may reasonably request.

b)

Examples of Security Incidents. Anthem requires prompt notification from Business Associate if Business Associate experiences any Security Incidents that impact the confidentiality, integrity or availability of Anthem data or information systems. Below are some examples:

(i)	Business Associate’s information systems are exposed to malicious code, such as a virus or worm, and such code could be transmitted to Anthem data or systems.

(ii)	Unauthorized access is granted or obtained to servers or workstations that contain Anthem data or Business Associate discovers that Anthem data is being used, copied, or destroyed inappropriately.

(iii)	Business Associate experiences an attack or the compromise of a server or workstation containing Anthem information requiring that it be taken offline.

(iv)	Unauthorized access or disclosure has occurred involving Protected Health Information, which is an obligation under the HIPAA Privacy Rule.

c)

Unsuccessful Security Incidents. Except as noted in C.1(e) below, the parties acknowledge and agree that this section constitutes notice by Business Associate to Anthem of the ongoing existence and occurrence of attempted but Unsuccessful Security Incidents (as defined below) for which no additional notice to Anthem shall be required. “Unsuccessful Security Incidents” shall include, but not be limited to, pings and other broadcast attacks on Business Associate’s firewall, port scans, unsuccessful log-on attempts, denials of service and any combination of the above, so long as no such incident results in unauthorized access, use or disclosure of PHI.

d)	Breach of Unsecured Protected Health Information. A Breach of Unsecured Protected Health Information includes any Breach as defined in the HITECH act or regulations adopted pursuant thereto.

e)

Medicare Vendor Reporting Requirements. To the extent that Business Associate is subject to any Center for Medicare and Medicaid (“CMS”) incident reporting requirements (including applicable timeframes for such reporting) as detailed in the services agreement between Anthem and Business Associate (including any amendments, exhibits or addenda), Business Associate shall comply with all such reporting requirements, in addition to those imposed hereby.

2.

Breach. Without limiting the rights of the parties elsewhere set forth in the Agreement or available under applicable law, if Business Associate breaches its obligations under this Agreement, Anthem may, at its option:

a)	Exercise any of its rights of access and inspection under paragraph 4 of section A of this Agreement

b)

Require Business Associate to submit to a plan of monitoring and reporting, as Anthem may determine appropriate to maintain compliance with this Agreement and Anthem shall retain the right to report to the Secretary of HHS any failure by Business Associate to comply with such monitoring and reporting; or

c)

Immediately and unilaterally, terminate this Agreement and/or any other agreements between the parties, without penalty to Anthem, and with or without an opportunity to cure the breach. Anthem’s remedies under this Section and set forth elsewhere in this Agreement or in any other agreement between the parties shall be cumulative, and the exercise of any remedy shall not preclude the exercise of any other. If for any reason Anthem determines that Business Associate has breached the terms of this Agreement and such breach is not curable or if curable, has not been cured, but Anthem determines that termination of this Agreement and/or any other agreements between the parties is not feasible, Organization may report such breach to the U.S. Department of Health and Human Services.

3.

Mitigation. Business Associate agrees to mitigate to the extent practicable, any harmful effect that is known to Business Associate of any security incident related to PHI or any use or disclosure of PHI by Business Associate in violation of the requirements of this BA Agreement. To the extent Anthem incurs any expense Anthem reasonably determines to be necessary to mitigate any Breach or any other non-permitted use or disclosure of Individually Identifiable Information, Business Associate shall reimburse Anthem for such expense, in accordance with the indemnification obligations and procedures agreed by the parties.

D.	Compliance with Standard Transactions.

1.

If Business Associate conducts in whole or part Standard Transactions, for or on behalf of Anthem, Business Associate will comply, and will require any subcontractor or agent involved with the conduct of such Standard Transactions to comply, with each applicable requirement of 45 C.F.R. Part 162 for which HHS has established Standards. Business Associate will comply by a mutually agreed date, but no later than the date for compliance with all applicable final regulations, and will require any subcontractor or agent involved with the conduct of such Standard Transactions, to comply, with each applicable requirement of the Transaction Rule 45 C.F. R. Part 162. Business Associate agrees to demonstrate compliance with the Transactions by allowing Anthem to test the Transactions and content requirements upon a mutually agreeable date. Business Associate will not enter into, or permit its subcontractors or agents to enter into, any trading partner agreement in connection with the conduct of Standard Transactions for or on behalf of Anthem that:

a)	Changes the definition, data condition or use of a data element or segment in a Standard Transaction.

b)	Adds any data elements or segments to the maximum defined data set;

c)	Uses any code or data element that is marked “not used” in the Standard Transaction’s Implementation Specification or is not in the Standard Transaction’s Implementation Specification; or

d)	Changes the meaning or intent of the Standard Transaction’s Implementation Specification.

2.

Concurrence for Test Modification to Standard Transactions. Business Associate agrees and understands that there exists the possibility that Anthem or others may request from HHS an exception from the uses of a Standard in the HHS Transaction Standards. If this request is granted by HHS, Business Associate agrees that it will participate in such test modification.

3.

Incorporation of Modifications to Standard Transactions. Business Associate agrees and understands that from time-to-time, HHS may modify and set compliance dates for the Transaction Standards. Business Associate agrees to incorporate by reference into this Agreement any such modifications or changes.

4.

Code Set Retention (Only for Plans). Both parties understand and agree to keep open code sets being processed or used in the Agreement for at least the current billing period or any appeal period, whichever is longer.

5.

Guidelines and Requirements. Business Associate further agrees to comply with any guidelines or requirements adopted by Anthem consistent with the requirements of HIPAA and any regulations promulgated thereunder, governing the exchange of information between Business Associate and the Anthem.

E.	Obligations upon Termination.

1.

Return or Destruction. Upon termination, cancellation, expiration or other conclusion of the Agreement, Business Associate will if feasible return to Anthem or destroy all PHI, in whatever form or medium (including in any electronic medium under Business Associate’s custody or control), that Business Associate created or received for or from Anthem, including all copies of and any data or compilations derived from and allowing identification of any Individual who is a subject of the PHI. Business Associate will complete such return or destruction as promptly as possible, but not later than 30 days after the effective date of the termination, cancellation, expiration or other conclusion of Agreement. Business Associate shall destroy all PHI in accordance with any guidance set forth by the Secretary of HHS and/or any other government agency or other entity to whom HHS delegates such authority Business Associate will identify any PHI that Business Associate created or received for or from Anthem that cannot feasibly be returned to Anthem or destroyed, and will limit its further Use or Disclosure of that PHI to those purposes that make return or destruction of that PHI infeasible and will otherwise continue to protect the security any PHI that is maintained pursuant to the security provisions of this Agreement for so long as the PHI is maintained. Within such 30 days, Business Associate will certify in writing to Anthem that such return or destruction has been completed, will deliver to Anthem the identification of any PHI for which return or destruction is infeasible and, for that PHI, will certify that it will only Use or disclose such PHI for those purposes that make return or destruction infeasible.

2.

Continuing Privacy and Security Obligation. Business Associate’s obligation to protect the privacy and security of the PHI it created or received for or from Anthem will be continuous and survive termination, cancellation, expiration or other conclusion of this Agreement, so long as the data is maintained.

F.	General Provisions.

1.

Definitions. Except as otherwise provided, the capitalized terms in this Agreement have the meanings set out in 45 C.F.R. Parts 160-164, as may be amended from time to time. The term Protected Health Information (“PHI”) includes any information without regard to its form or medium, gathered by Business Associate in connection with Business Associate’s relationship with Covered Entity that identifies an individual or that otherwise would be defined as Protected Health Information under HIPAA

2.

Amendment. From time to time local, state or federal legislative bodies, boards, departments or agencies may enact or issue laws, rules, or regulations pertinent this Agreement. In such event, Business Associate agrees to immediately abide by all said pertinent laws, rules, or regulations and to cooperate with Anthem to carry out any responsibilities placed upon Anthem or Business Associate by said laws, rules, or regulations.

3.

Conflicts. The terms and conditions of this Agreement will override and control any conflicting term or condition of any other agreement between the parties with respect to the subject matter herein. All non-conflicting terms and conditions of the said other agreement(s) remain in full force and effect.

4.	Owner of PHI. Anthem is the exclusive owner of PHI generated or used under the terms of the Agreement.

5.

Subpoenas. Business Associates agrees to provide notice to Anthem of any subpoenas Business Associates receives with regard to PHI belonging to Anthem and to cooperate with Anthem in responding to the subpoena

6.

Disclosure of De-identified Data. The process of converting PHI to De-identified Data (DID) is set forth in 45 C.F.R Part 164.514. In the event that Anthem provides Business Associate with DID, Business Associate shall not be given access to, nor shall Business Associate attempt to develop on its own, any keys or codes that can be used to re-identify the data. Business Associate shall only use DID as directed by Anthem.

7.

Creation of De-identified Data. In the event Business Associate wishes to convert PHI to DID, it must first subject its proposed plan for accomplishing the conversion to Anthem for Anthem’s approval, which shall not be unreasonably withheld provided such conversion meets the requirements of 45 C.F.R. Part 164.514. Business Associate may only use DID as directed or otherwise agreed to by Anthem.

8.

Assignment/Subcontract. Anthem shall have the right to review and approve any proposed assignment or subcontracting of Business Associate’s duties and responsibilities arising under the Agreement, as it relates to the Use or creation of PHI (or DID if applicable].

9.

Audit. Anthem shall have the right to audit and monitor all applicable activities and records of Business Associate to determine Business Associate’s compliance with the requirements relating to the creation or Use of PHI [and DID, if applicable] as it relates to the privacy and security sections of this Agreement.

10.	Intent. The parties agree that there are no intended third party beneficiaries under this Agreement.

IN WITNESS WHEREOF, Anthem and Business Associate execute this Agreement in multiple originals to be effective on the date of Business Associate’s Signature below:

American Well Corporation	Anthem, Inc.

By: /s/ Danielle Russella	By: /s/ Martin Silverstein
Signature	Signature

Danielle Russella	Martin Silverstein
Printed Name	Printed Name

EVP, Customer Solutions	EVP and Chief Strategy Officer
Title	Title

12/23/2014 | 1:50 PM PT	12/24/2014 | 10:19 AM ET
Date	Date

EXHIBIT F

MEDICARE ADVANTAGE AND MEDICARE PART D

Effective June 10, 2010, the following Medicare Advantage and Medicare Part D terms and conditions shall be incorporated into the attached Agreement between Anthem, Inc. and its commonly owned and controlled affiliates (herein referred to as “Anthem”) and American Well Corporation (herein referred to as “Vendor.”) These provisions shall only apply to services provided by Vendor to or for Anthem’s Medicare Advantage and/or Medicare Part D plans in accordance with and pursuant title XVIII of the Social Security Act (Act) (specifically, but not limited to, Social Security Act Parts C and Part D), and any subsequent amendments or relevant provision in the Act and applicable regulations. In the event that there is a conflict between the attached agreement and these Medicare Advantage and Medicare Part D terms and conditions, the Medicare Advantage and Medicare Part D terms and conditions shall control, but only as they relate to services provided to Covered Individuals enrolled in Anthem’s Medicare Advantage and/or Medicare Part D plans.

1.

Federal Funds. Vendor acknowledges that payments Vendor receives from the Anthem to provide services to Medicare Advantage and/or Medicare Part D enrollees are, in whole or part, from Federal funds. Therefore, Vendor and any of its subcontractors may be subject to certain laws that are applicable to individuals and entities receiving Federal funds, including but not limited to, 42 C.F.R. 423.100, 42 C.F.R. Part 422, Title VI of the Civil Rights Act of 1964 as implemented by 45 CFR part 84; the Age Discrimination Act of 1975 as implemented by 45 CFR part 91; the Americans With Disabilities Act; the Rehabilitation Act of 1973 and other regulations applicable to recipients of Federal Funds.

2.

Confidential Information. Vendor recognizes that in the performance of its obligations under this Agreement it may be party to the Anthem’s proprietary, confidential, or privileged information, including, but not limited to, information concerning the Anthem’s members. Vendor agrees that, among other items of information, the identity of, and all other information regarding or relating to any of the Anthem’s customers is confidential. Vendor agrees to treat such information as confidential and proprietary information of the Anthem, and all such information shall be used by Vendor only as authorized and directed by the Anthem pursuant to this Agreement, and, unless required by law, shall not be released to any other person or entity under any circumstances without express written approval of the Anthem. During and after the term of this Agreement, Vendor shall not disclose or use any of the information described in this Section for a purpose unrelated to the terms and obligations of this Agreement. Further, Vendor agrees to abide by all Federal and State laws regarding confidentiality and disclosure of Medicare Advantage and/or Medicare Part D enrollee information. In addition, Vendor agrees to abide by the confidentiality requirements established by the Anthem and CMS for the Medicare Advantage and/or Medicare Part D program.

3.

Inspection of Books and Records. In accordance with, but not limited to, 42 C.F.R. 422.504(i) and/or 42 C.F.R. 423.505(i), Vendor acknowledges that Anthem, Health and Human Services department (HHS), the Comptroller General, or their designees have the right to timely access to inspect, evaluate and audit any books, contracts, medical records, patient care documentation, and other records of Vendor, or its first tier, downstream and related entities, including but not limited to subcontractors or transferees involving transactions related to Anthem’s Medicare Advantage contract through ten (10) years from the final date of the contract period or from the date of the completion of any audit, or for such longer period provided for in 42 CFR §422.504(e)(4) or other applicable law, whichever is later. For the purposes specified in this provision, Vendor agrees to make available Vendor’s premises, physical facilities and equipment, records relating to Anthem’s Covered Individuals, including access to Vendor’s computer and electronic systems and any additional relevant information that CMS may require. Vendor acknowledges that failure to allow HHS, the Comptroller General or their designees the right to timely access under this section can subject Facility to a $15,000 penalty for each day of failure to comply.

4.

Independent Status. Vendor is an independent contractor and nothing contained in this Agreement shall be construed or implied to create an agency, partnership, joint venture, or employer and employee relationship between Vendor and the Anthem. At no time shall either party make commitments or incur any charges or expenses for or in the name of the other party except as otherwise permitted by this Agreement.

5.

Subcontractors. In accordance with, but not limited to, 42 C.F.R. 422.504(i)(3)(ii) and/or 42 C.F.R. 423.505(i)(3), Vendor agrees that if Vendor enters into subcontracts to perform services under the terms of the Agreement, Vendor’s subcontracts shall include an agreement by the subcontractor to comply with all of the Vendor obligations in this Medicare Advantage and Medicare Part D Regulatory Exhibit and applicable terms in the attached Agreement.

6.

Federal and State Laws. Consistent with, but not limited to, 42 C.F.R. 422.504(i)(4) and 422.504(i)(3)(iii) and/or 423.505(i)(4) and 423.505(i)(3)(iii) Vendor agrees to comply, and to require any of its subcontractors to comply, with all applicable Federal and State laws, regulations, CMS instructions, and policies relevant to the activities to be performed under the Agreement, including but not limited to, the Medicare Marketing Guidelines for Medicare Managed Care Clients, and any requirements for CMS prior approval of materials. Further, Vendor agrees that any services provided by the Vendor or its subcontractors to the Anthem’s Medicare Advantage and/or Medicare Part D enrollees will be consistent with and will comply with the Anthem’s Medicare Advantage and/or Medicare Part D contractual obligations.

7.

Compliance Program. The Anthem maintains an effective Compliance Program and Standards of Business Conduct, and requires its employees to act in accordance therewith. The Anthem will provide a copy of its then current Standards of Business Conduct to Vendor upon request. Consistent with the preceding and to the extent applicable, Anthem and its subcontractors may be required to monitor for Fraud, Waste and Abuse consistent with CMS guidance. To the extent applicable, Vendor acknowledges that certain CMS guidance on Fraud, Waste and Abuse may be implicated by the Agreement and agrees to take appropriate actions to identify and/or monitor for such activities, including but not limited to producing Vendor’s plan to monitor for Fraud, Waste and Abuse.

8.

Hold Harmless. In accordance with, but not limited to, 42 C.F.R. 422.504(i) and 422.504(g)(1) and (2) and/or 423.505(i) and 423.505(g), Vendor agrees that in no event, including but not limited to non-payment by Anthem, insolvency of Anthem or breach of the Agreement, shall Vendor bill, charge, collect a deposit from, seek compensation, remuneration or reimbursement from, or have any recourse against a Medicare Advantage and/or Medicare Part D enrollee for covered services provided pursuant to the Agreement. This provision does not prohibit the collection of supplemental charges or Copayments made in accordance with the terms of the Medicare Advantage and/or Medicare Part D enrollee’s benefits.

8.

Ineligible Persons. Vendor warrants and represents that at the time of entering into this Agreement and/or when providing services to or for the benefit of Medicare Advantage and/or Medicare Part D members under this Agreement, neither he/she/it nor any of his/her/its employees, contractors, subcontractors or agents are ineligible persons identified on the General Services Administrations’ List of Parties Excluded from Federal Programs (available through the internet at https://www.epls.gov/) and the HHS/OIG List of Excluded Individuals/Entities (available through the internet at http://exclusions.oig.hhs.gov/). If required by CMS or Anthem, Vendor agrees to sign a certification consistent with the meaning and requirements of this provision. In the event Vendor or any employees, subcontractors or agents thereof becomes an ineligible person after entering into this Agreement or otherwise fails to disclose his/her/its ineligible person status, Vendor shall have an obligation to (1) immediately notify the Anthem of such ineligible person status and (2) immediately remove such individual from responsibility for, or involvement with, the Anthem’s business operations related to this Medicare Advantage and Medicare Part D attachment. Anthem retains the right to provide notice of immediate termination of the Agreement to Vendor in the event it receives notice of Vendor’s ineligible person status.

9.

Conflict of Interest. To the extent required by CMS or Anthem, Vendor agrees to certify that it will require its managers, officers and directors responsible for the administration or delivery of Medicare Advantage and/or Part D benefits to sign a conflict of interest statement, attestation, or certification at the time of hire and annually thereafter certifying that the manager, officer or director is free from any conflict of interest in administering or delivering Medicare Advantage and/or Part D benefits.

10.

Illegal Remunerations. Vendor specifically represents and warrants that activities to be performed under the Agreement are not considered illegal remunerations (including kickbacks, bribes or rebates) as defined in § 1128B(b) of the Social Security Act.

11.

Termination-Regulatory Issues. In accordance with, but not limited to, 42 C.F.R. 422.504(i)(5) and/or 423.505(i)(5), if during the term of the Agreement, the Anthem concludes that it is necessary to cancel any of the activities to be performed under this Agreement in order to comply with Federal or State laws, regulations, or policies, the Anthem may, at its discretion, cancel the activity and be relieved of any related obligations under the terms of the Agreement. If the Anthem or Vendor concludes that it is necessary to reorganize or restructure any of the activities to be performed under this Agreement in order to comply with Federal or State laws, regulations, or policies, the Anthem or Vendor may request to renegotiate such terms.

12.

Oversight Responsibility. Vendor acknowledges that the Anthem shall oversee and monitor Vendor’s performance of its responsibilities set forth in this Agreement on an ongoing basis and that the Anthem is ultimately responsible to CMS for the performance of such services. Vendor further acknowledges that the Anthem shall oversee and is accountable to CMS for the functions and responsibilities described in the Medicare Advantage and Medicare Part D regulatory standards and ultimately responsible to CMS for the performance of all services.

13.

Revocation. Vendor agrees that the Anthem has the right to revoke the activities performed on behalf of Anthem’s Medicare Advantage and Medicare Part D members and delegated under this agreement if CMS or the Anthem determines that Vendor or any of its independent contractors or subcontractors has not performed the services satisfactorily and/or if requisite reporting and disclosure requirements are not otherwise fully met in a timely manner. Such revocation shall be consistent with the termination provisions of the Agreement.

14.

Approval of Materials. Any printed materials, including but not limited to letters to the Anthem’s members, brochures, advertisements, telemarketing scripts, packaging prepared or produced by Vendor or any of its subcontractors pursuant to this Agreement must be submitted to the Anthem for review and approval at each planning stage (i.e., creative, copy, mechanicals, blue lines, etc.) to assure compliance with Federal, state, and Blue Cross/Blue Shield Association guidelines. The Anthem agrees its approval will not be unreasonably withheld or delayed.

15.

Medicare Advantage and Medicare Prescription Drug Plan—Compliance Training, Education and Communications. In accordance with, but not limited to 42 C.F.R. 422.503(b)(4)(vi)(C)&(D) and 42 C.F.R. 423.504(b)(4)(vi)(C)&(D) Vendor agrees and certifies that it, as well as its employees, subcontractors, downstream entities, related entities and agents who provide services to or for Anthem’s Medicare Advantage and/or Part D Covered Individuals or to or for the Anthem itself shall participate in applicable compliance training, education and/or communications as reasonably requested by the Anthem or its designee annually or as otherwise required by applicable law, and must be made a part of the orientation for a new employee, new first tier, downstream or related entity and for all new appointments of a chief executive, manager, or governing body member. Both parties agree that the Anthem or its designee may make such compliance training, education and lines of communication available to Vendor in either electronic, paper or other reasonable medium. To the extent that Anthem does not indicate that it will be documenting attendance and completion of the compliance training, education and/or lines of communication, Vendor shall be responsible for documenting applicable employee’s, subcontractor’s, downstream entity’s, related entity’s and/or agent’s attendance and completion of such training. Upon notice, Vendor shall provide such documentation to Anthem, unless otherwise not required by CMS regulation. In addition, the training requirement set forth herein is not required for providers or suppliers who have met the fraud, waste and abuse certification requirements through enrollment into the Medicare program, as those providers and/or suppliers are deemed to have met that portion of the fraud waste and abuse training required by CMS.